                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         Commission File Number 0-9233

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                      N/A
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                                4050 Legato Road
                            Fairfax, Virginia  22033


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED will be held at 4050 Legato Road, Fairfax, Virginia 22033 on Thursday, May 18, 1995, at 10:00 a.m. local time, for the following purposes:


     To elect ten (10) directors to hold office until the next Annual Meeting of Shareholders of American Management Systems, Incorporated and until their successors are elected and qualified;


     To approve an amendment to the Restated Certificate of Incorporation, as amended, increasing the authorized number of shares of Common Stock;


     To approve an amended 1992 Amended and Restated Stock Option Plan E; and


     To approve the Outside Directors Stock-for-Fees Plan.


     To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


     Only shareholders of record at the close of business on March 29, 1995, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.


     Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE DATE, INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                              By Order of the Board of Directors,



                              Frank A. Nicolai
                              Secretary

April 19, 1995

                                                               PRELIMINARY COPY

                  AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                                4050 Legato Road
                            Fairfax, Virginia  22033


                                PROXY STATEMENT


                  Annual Meeting of Shareholders May 18, 1995


                               Table of Contents


                                                                            Page
                                                                            ----

General..............................................................         1
Voting Procedure.....................................................         1
Election of Directors................................................         1
Information Concerning Nominees
 for Director........................................................         2
Information Concerning Executive
 Officers............................................................         6
Principal Stockholders...............................................         6
Compliance with Section 16(a) of the
 Securities Exchange Act of 1934.....................................         9
Executive Compensation...............................................         9
Compensation Committee Report of
 Executive Compensation..............................................        12
Shareholder Return Performance Graph.................................        16
Committees of the Board of Directors.................................        17
Compensation Committee Interlocks and
 Insider Participation...............................................        18
Certain Transactions.................................................        18
Proposal to Approve an Amendment to the
 Certificate of Incorporation
 Increasing the Authorized Number of
 Shares of Common Stock..............................................        18
Proposal to Approve an Amended 1992
 Stock Option Plan E.................................................        19
Proposal to Approve the Stock-for-Fees
 Plan................................................................        25
Other Matters........................................................        26
Annual Report........................................................        26
Restated Certificate of
 Incorporation, as Amended, Amendment
 to Article Fourth................................................... Exhibit A

1992 Amended and Restated Stock Option
 Plan E, as Amended.................................................. Exhibit B

Outside Directors Stock-for-Fees Plan................................ Exhibit C

1994 Financial Report................................................Appendix 1


                                    GENERAL


    The enclosed Proxy is being solicited by the Board of Directors of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Company" or "AMS") in connection with the Annual Meeting of Shareholders to be held May 18, 1995, or any adjournment or adjournments thereof. The entire expense of solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors, executive officers, and employees of the Company may also solicit by telephone or personal contact. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses of sending proxy materials to beneficial owners and obtaining their proxies. It is anticipated that the Proxy Statement and Proxy first will be mailed to shareholders on or about April 19, 1995.

    Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving notice of revocation to the Secretary of the Company. If you attend the meeting, you may, if you wish, revoke your Proxy by voting in person. Proxies solicited herein will be voted, and if the person solicited specifies in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. If no choice is indicated, the Proxy will be voted for the election of the nominees listed on pages 2 to 5 under the caption "Information Concerning Nominees for Director"; for the approval of an amendment to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), increasing the authorized number of shares of Common Stock, $0.01 par value per share (the "Common Stock"); for the approval of an amended 1992 Amended and Restated Stock Option Plan E, as amended (the "1992 Stock Option Plan E" or "1992 Plan E"); and for the approval of the American Management Systems, Incorporated Outside Directors Stock-for-Fees Plan (the "Stock-for-Fees Plan").

     On September 23, 1994, the Company announced a 3-for-2 split of its Common Stock, effective October 28, 1994, for shareholders of record on October 7, 1994. Except as otherwise noted, all numbers of shares and options to purchase shares of Common Stock appearing in this Proxy Statement reflect this stock split.

                                VOTING PROCEDURE


     As of March 29, 1995, there were outstanding 26,454,368 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Annual Meeting. Only shareholders of record at the close of business on March 29, 1995, will be entitled to vote at the meeting.

    Votes cast in person or by Proxy at the Annual Meeting of Shareholders, abstentions and Broker Non-votes (as defined below) will be tabulated by the election inspectors appointed for the meeting and will be considered in the determination of whether a quorum is present. Each matter submitted to a vote at the Annual Meeting will be approved by the affirmative vote of the holders of a majority of the shares present (in person or represented by Proxy) and entitled to vote on such matter, with the exception of the proposal to approve an amendment to the Company's Certificate of Incorporation, which will be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The election inspectors will treat abstentions on a particular matter as shares that are present and entitled to vote for purposes of determining the approval of such matter. If a broker submits a Proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (a "Broker Non-vote"), those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter.


                             ELECTION OF DIRECTORS


     Ten directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until his or her successor is elected and qualified. The directors will be elected by the affirmative vote of the holders of a majority of the shares present in person or represented by Proxy and entitled to vote on the election of directors. Unless otherwise directed, it is the intention of the persons named in the Proxy to vote such Proxy for the election of the nominees listed on pages 2 to 5. All of the nominees are now directors of the Company. In the event that any nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote for the election of such other person in the place of such nominee for the office of director as the Board of Directors may recommend. Descriptive information as to each nominee is set forth under "Information Concerning Nominees for Director."

     Gordon R. Worley will retire from the Board of Directors effective immediately prior to the Annual Meeting and will not stand for election this year. The directors of the Company voted to reduce the number of directors constituting the Board from eleven members to ten members, effective immediately upon Mr. Worley's retirement.



                 INFORMATION CONCERNING NOMINEES FOR DIRECTOR


                                                    Year
                                                   First
                                                  Elected
           Name              Age     Position     Director       Background
           ----              ---     --------     --------       ----------
Charles O. Rossotti........   54  Chairman of       1970    Mr. Rossotti is one
                                  the Board of              of the founders of
                                  Directors and             the Company and was
                                  Director                  elected Chairman of
                                                            the Board of
                                                            Directors in
                                                            February 1989.  He
                                                            has served as a
                                                            member of the Board
                                                            of Directors since
                                                            1970, and as Chief
                                                            Executive Officer
                                                            from 1982 to
                                                            September 1993.  He
                                                            served as President
                                                            from 1970 to
                                                            October 1992.  He
                                                            is also a director
                                                            of Intersolv, Inc.,
                                                            a publicly-held
                                                            corporation; and
                                                            NationsBank  of
                                                            Virginia and
                                                            Caterair
                                                            International
                                                            Corporation, which
                                                            are non-publicly
                                                            held entities.

Patrick W. Gross...........   50  Vice Chairman     1974    Mr. Gross is one of
                                  of the Board              the Company's
                                  of Directors              founders and has
                                  and Director              served AMS
                                                            continuously as an
                                                            executive officer
                                                            since 1970.  He was
                                                            elected Vice
                                                            Chairman of the
                                                            Board of Directors
                                                            in February 1989
                                                            and was Chairman of
                                                            the Executive
                                                            Committee from
                                                            1983 until 1989.  He
                                                            is Chairman of the
                                                            Board of Directors
                                                            of Baker & Taylor
                                                            Holdings, Inc. and
                                                            a director of
                                                            Capital One
                                                            Financial
                                                            Corporation, which
                                                            is a publicly-held
                                                            entity.  He is also
                                                            a director of All
                                                            Med Financial
                                                            Corporation, a
                                                            non-publicly held
                                                            entity.


                                                    Year
                                                   First
                                                  Elected
           Name              Age     Position     Director       Background
           ----              ---     --------     --------       ----------
Paul A. Brands.............   53  Vice Chairman     1992    Mr. Brands has
                                  of the Board              served as Vice
                                  of Directors,             Chairman of the
                                  Chief                     Board of Directors
                                  Executive                 and a member of the
                                  Officer, and              Board of Directors
                                  Director                  since October 1992.
                                                            He was designated
                                                            Chief Executive
                                                            Officer in
                                                            September 1993.  He
                                                            supervised the
                                                            Federal Consulting
                                                            and Systems Group
                                                            from 1977 to 1992;
                                                            Data Base
                                                            Management, Inc.
                                                            from 1990 to 1992;
                                                            and the Company's
                                                            interest in Bell
                                                            Atlantic Systems
                                                            Integration
                                                            Corporation from
                                                            1989 to 1992.  Mr.
                                                            Brands joined the
                                                            Company in 1977.

Philip M. Giuntini.........   48  President and     1992    Mr. Giuntini has
                                  Director                  served as President
                                                            and a member of the
                                                            Board of Directors
                                                            since October 1992.
                                                            He supervised the
                                                            business units
                                                            responsible for the
                                                            energy market from
                                                            1989 to 1992, the
                                                            business units
                                                            responsible for the
                                                            telecommunications
                                                            market from 1985 to
                                                            1992, and business
                                                            units responsible
                                                            for other systems
                                                            integration and
                                                            services markets
                                                            from 1982 to 1992.
                                                            Mr. Giuntini joined
                                                            the Company in 1970.

Frank A. Nicolai...........   53  Executive         1974    Mr. Nicolai is one
                                  Vice                      of the Company's
                                  President,                founders and has
                                  Secretary,                served continuously
                                  Treasurer,                as an executive
                                  and Director              officer since 1970.
                                                            He was elected
                                                            Treasurer in 1980
                                                            and Secretary in
                                                            1987.

Daniel J. Altobello........   54  Director          1993    Mr. Altobello has
                                                            been  Chairman of
                                                            the Board,
                                                            President and Chief
                                                            Executive Officer
                                                            of Caterair
                                                            International
                                                            Corporation since
                                                            December 1989.
                                                            From April 1988
                                                            through December
                                                            1989, Mr. Altobello
                                                            was Executive Vice
                                                            President of
                                                            Marriott Corporation
                                                            and President of
                                                            Marriott Airport
                                                            Operations.  He
                                                            currently serves as
                                                            a director of
                                                            Caterair Holdings
                                                            Corporation and
                                                            Blue Cross and Blue
                                                            Shield of Maryland,
                                                            Inc., both of which
                                                            are non-publicly
                                                            held entities.


                                                    Year
                                                   First
                                                  Elected
           Name              Age     Position     Director       Background
           ----              ---     --------     --------       ----------
Dorothy Leonard-Barton.....   53  Director          1991    Dr. Leonard-Barton
                                                            has been a
                                                            Professor at the
                                                            Harvard University
                                                            Graduate School of
                                                            Business
                                                            Administration
                                                            since 1993.  Prior
                                                            to this, she served
                                                            as an Associate
                                                            Professor from 1989
                                                            to 1993, and an
                                                            Assistant Professor
                                                            from 1983 to 1989
                                                            at the Harvard
                                                            University Graduate
                                                            School of Business
                                                            Administration.
                                                            Dr. Leonard-Barton
                                                            also serves as an
                                                            independent
                                                            industrial
                                                            consultant to
                                                            various companies
                                                            including, among
                                                            others, AT&T Bell
                                                            Laboratories,
                                                            Digital Equipment
                                                            Corporation, and
                                                            IBM Corporation.

Steven R. Fenster..........   52  Director          1983    Mr. Fenster is the
                                                            Steven R. Fenster
                                                            Visiting Professor
                                                            of Business
                                                            Administration at
                                                            the Harvard
                                                            University Graduate
                                                            School of Business
                                                            Administration, and
                                                            has been a Visiting
                                                            Professor at
                                                            Harvard since 1990.
                                                            He served as a
                                                            Managing Director of
                                                            Dillon, Read & Co.,
                                                            Inc. from 1987 to
                                                            1991.  He is also a
                                                            director of Sealy
                                                            Corporation, a
                                                            publicly-held
                                                            corporation; and
                                                            Bloomberg L.P.,
                                                            which is a
                                                            non-publicly held
                                                            entity.

James J. Forese............   59  Director          1989    Mr. Forese is
                                                            currently General
                                                            Manager of IBM
                                                            Customer Financing
                                                            and Chairman, IBM
                                                            Credit Corporation.
                                                            He served as IBM
                                                            Vice President,
                                                            Finance from 1990
                                                            to 1993 and IBM
                                                            Vice President and
                                                            Group Executive,
                                                            IBM World Trade
                                                            Americas Group,
                                                            from 1988 to 1990.
                                                            He currently serves
                                                            as a director of
                                                            NUI Corporation and
                                                            ALCO Standard
                                                            Corporation, which
                                                            are publicly-held
                                                            corporations, and
                                                            Lexmark
                                                            International Inc.,
                                                            which is a
                                                            non-publicly held
                                                            entity.  He joined
                                                            IBM in 1959.



                                                    Year
                                                   First
                                                  Elected
           Name              Age     Position     Director       Background
           ----              ---     --------     --------       ----------

Frederic V. Malek..........   58     Director       1985    Mr. Malek has been
                                                            Chairman of Thayer
                                                            Capital Partners, a
                                                            merchant bank,
                                                            since March 1993.
                                                            He also is
                                                            Co-Chairman, CB
                                                            Commercial Real
                                                            Estate Group (a
                                                            real estate
                                                            brokerage and
                                                            management firm),
                                                            having served in
                                                            such capacities
                                                            since April 1989.
                                                            He was Campaign
                                                            Manager for the
                                                            re-election
                                                            campaign of
                                                            President Bush and
                                                            Vice President
                                                            Quayle from
                                                            December 1991 to
                                                            November 1992.  He
                                                            was Vice Chairman
                                                            of Northwest
                                                            Airlines from 1990
                                                            until December
                                                            1991, and was
                                                            President of
                                                            Northwest Airlines
                                                            from 1989 to 1990.
                                                            From 1988 to 1989
                                                            he was Senior
                                                            Advisor to The
                                                            Carlyle Group
                                                            (investment bank),
                                                            and from 1981 to
                                                            1988 he was
                                                            President of
                                                            Marriott Hotels and
                                                            Resorts.  Mr. Malek
                                                            also serves as a
                                                            director of
                                                            Automatic Data
                                                            Processing, Inc.;
                                                            National Education
                                                            Corporation; various
                                                            Paine-Webber mutual
                                                            funds; FPL Group;
                                                            ICF Kaiser, Inc.;
                                                            Northwest Airlines;
                                                            and Manor Care,
                                                            Inc., all of which
                                                            are publicly-held
                                                            entities; Avis,
                                                            Inc.; Caterair
                                                            International
                                                            Corporation; and CB
                                                            Commercial Real
                                                            Estate Group, which
                                                            are non-publicly
                                                            held entities.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS


    Information concerning Charles O. Rossotti, Chairman; Patrick W. Gross, Vice Chairman; Paul A. Brands, Vice Chairman and CEO; Philip M. Giuntini, President; and Frank A. Nicolai, Executive Vice President, Secretary, and Treasurer; is set forth under the caption "Nominees for Directors."



         Name                Age     Position               Background
         ----                ---     --------               ----------
Fred L. Forman.............   51    Executive     Dr. Forman is a key
                                  Vice President  participant in overall
                                                  corporate management.  He was
                                                  in charge of the Corporate
                                                  Technology Group from 1986 until
                                                  1994, when he assumed
                                                  responsibility for a Company
                                                  initiative in strategic
                                                  consulting.  He joined the
                                                  Company in 1971.




                             PRINCIPAL STOCKHOLDERS


    The following table sets forth, as of March 29, 1995, the number and percentage of outstanding shares beneficially owned by (i) all persons known by the Company to own more than 5% of the Company's Preferred Stock, (ii) all persons known by the Company to own more than 5% of the Company's Common Stock,
(iii) each director, (iv) each executive officer, and (v) all executive officers and directors as a group. Unless otherwise noted below, the persons or entities named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person or entity.


                                           (1)                   (2)
                                        Amount of             Percent of
                                        Beneficial       Class of Outstanding
Name and Address of Beneficial Owner    Ownership               Shares
- - ------------------------------------    ---------        --------------------
Daniel J. Altobello (3)(5)...........     6,561             Common-0.0%
     6550 Rock Spring Drive
     Bethesda, MD  20817


Paul A. Brands(3)(4).................   326,647             Common-1.2%
     4050 Legato Road
     Fairfax, VA  22033


Steven R. Fenster(3)(6)..............    55,312             Common-0.2%
     The Harvard University Graduate
     School of Business Administration
     Morgan Hall 485
     Boston, MA  02163


James J. Forese(3)...................    17,248             Common-0.1%
     290 Harbor Drive
     P.O. Box 10399
     Stamford, CT  06904


Fred L. Forman(4)....................   171,364             Common-0.6%
     4050 Legato Road
     Fairfax, VA  22033

                                           (1)                   (2)
                                        Amount of             Percent of
                                        Beneficial       Class of Outstanding
Name and Address of Beneficial Owner    Ownership               Shares
- - ------------------------------------    ---------        --------------------
Philip M. Giuntini(3)(4)(7).........     306,831              Common-1.2%
     4050 Legato Road
     Fairfax, VA  22033


Patrick W. Gross (3)(4)(8)..........     431,174              Common-1.6%
     4050 Legato Road
     Fairfax, VA  22033


Dorothy Leonard-Barton(3)...........       8,437              Common-0.0%
     The Harvard University Graduate
     School of Business Administration
     522 Soldiers Field Road
     Boston, MA  02163


Frederic V. Malek(3)................      21,310              Common-0.1%
     901 15th Street, N.W.
     Suite 300
     Washington, D.C.  20005


Frank A. Nicolai(3)(4)(9)...........     357,479              Common-1.4%
     4050 Legato Road
     Fairfax, VA  22033


Charles O. Rossotti(3)(4)(10).......     960,600              Common-3.6%
     4050 Legato Road
     Fairfax, VA  22033


Gordon R. Worley (3)................      25,748              Common-0.1%
     Suite 1331
     208 South LaSalle
     Chicago, IL  60604


Ivan  Selin (11)....................   1,177,653              Common-4.5%
     2905 32nd Street, N.W.
     Washington, D.C.  20008


The Prudential Insurance Company
     of America(12).................   1,476,077              Common-5.6%
     751 Broad Street
     Newark, NJ  07102-3777


All executive officers and directors
     as a group (twelve persons)....   2,688,711              Common-10.2%

_______________

/(1)/ Amount of beneficial ownership includes stock options granted to directors and executive officers which have vested and are or will become exercisable within 60 days of March 29, 1995. Accordingly, Mr. Fenster has 250 options vested and exercisable; Messrs. Malek and Worley each have 3,248 options vested and exercisable; Mr. Forese has 998 options vested and exercisable; Dr. Leonard-Barton has 8,437 options vested and exercisable; Mr. Brands has 31,117 options vested and exercisable; Mr. Giuntini has 37,752 options vested and exercisable; Dr. Forman has 24,469 options vested and exercisable; Mr. Altobello has 4,311 options vested and exercisable; and Messrs. Nicolai, Gross and Rossotti have no options vested and exercisable. In addition, Mr. Giuntini's beneficial ownership includes 32,552 vested and exercisable options granted to Donna E. Deeley, his spouse and a Vice President of the Company. All executive officers and directors as a group (twelve persons) have beneficial ownership of 146,382 options vested and exercisable within 60 days of March 29, 1995.

/(2)/ All amounts and percentages of Common Stock were calculated to include stock options vested and exercisable for those individual directors and executive officers who had such stock options. The number of shares of Common Stock was calculated as of March 29, 1995.

/(3)/   Indicates a director of the Company.

/(4)/   Indicates an executive officer of the Company.

/(5)/ Includes 750 shares beneficially owned by Mr. Altobello's daughter-in-law, who has the sole power to vote and dispose of such shares. Mr. Altobello disclaims beneficial ownership with respect to the shares owned by his daughter-in-law.

/(6)/ Amount of beneficial ownership includes 49 shares owned by Mr. Fenster's wife, an employee of the Company, who has sole power to vote and dispose of such shares. Mr. Fenster disclaims beneficial ownership with respect to the shares owned by his wife. Amount of beneficial ownership also includes 4,590 shares owned by "Esther H. Fenster and Momoe Haas, Trustees U/W/O George R. Fenster." Mr. Fenster has a 50% remainder interest in this trust and may be deemed to beneficially own the shares held by the trust. Mr. Fenster disclaims beneficial ownership with respect to the shares owned by the trust.

/(7)/ Amount of beneficial ownership includes 44,517 shares and 32,552 options owned by Mr. Giuntini's spouse, a Vice President of the Company, who has the sole power to vote and dispose of such shares.

/(8)/ Includes 114,750 shares beneficially owned by Mr. Gross' wife, both individually and as a custodian for her children, with respect to which shares Mr. Gross disclaims beneficial ownership. Mrs. Gross has the sole power to vote and dispose of those shares beneficially owned by her.

/(9)/ Includes 42,750 shares beneficially owned by Ms. Nicolai with respect to which she has sole voting and dispositive power. Mr. Nicolai disclaims beneficial ownership with respect to the shares owned by Ms. Nicolai.

/(10)/ Includes 121,500 shares each owned by two trusts, totaling 243,000 shares, for the benefit of Mr. Rossotti's daughter and son, respectively, of which Mr. and Mrs. Rossotti are co-trustees. Mr. and Mrs. Rossotti share joint power to vote and dispose of those shares. Also includes 649,350 shares jointly owned by Mr. and Mrs. Rossotti, who share joint power to vote and dispose of such shares.

/(11)/ Based solely on information provided by representatives of Dr. Selin and records of the Company's transfer agent, it is the Company's understanding that the amount of beneficial ownership includes 607,138 shares owned directly by Dr. Ivan Selin, and 465,140 shares owned directly by Mrs. Nina Selin, Dr. Selin's spouse, who has the sole power to vote and dispose of such shares. Also includes 53,385 shares owned directly by his son, Douglas Selin, and 51,990 shares owned directly by his daughter, Jessica Selin. Dr. Selin disclaims beneficial ownership of the shares owned beneficially by his spouse and children.

/(12)/ Based solely on the January 31, 1995 filing on Schedule 13G of The Prudential Insurance Company of America ("Prudential"), it is the Company's understanding that Prudential may have direct or indirect voting and/or investment discretion over 1,476,077 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Of such shares, Prudential has sole voting power and sole dispositive power over 348,875 shares, and shared voting power and shared dispositive power over 1,127,202 shares.



     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the equity securities of the Company ("reporting persons") file with the Securities and Exchange Commission initial reports of ownership, and reports of changes in ownership, of shares of stock of the Company. Reporting persons are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended December 31, 1994 (the "1994 fiscal year"), and representations by reporting persons that no other reports were required for the 1994 fiscal year, all Section 16(a) reporting requirements were met.


                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1994 to the Company's executive officers.


                                    Annual Compensation                           Long-Term Compensation Awards
                                    -------------------                           -----------------------------
                                                                                                    Payouts
                                                                                                    -------
                                                                                      Shares
                                                                                    Underlying
                                                                                  Options (Number    LTIP            All Other
Name and Principal Position        Year           Salary           Bonus/(1)/     of Shares)/(2)/  Payout/(3)/    Compensation/(4)/
- - ---------------------------        ----           ------           ----------     ---------------  -----------    -----------------
Charles O. Rossotti                1994          $251,917          $250,000               0          $      0          $ 8,382
  Chairman of the Board of         1993           303,500                 0               0                 0            9,739
  Directors and Director           1992           301,083           447,600               0           358,100           11,403


Patrick W. Gross                   1994           248,767           175,000             900                 0            7,924
  Vice Chairman of the Board       1993           242,600                 0          11,025                 0           11,739
  of Directors and Director        1992           240,667           275,600           3,150                 0           11,403


Paul A. Brands                     1994           260,417           262,500               0                 0            8,211
  Vice Chairman of the Board       1993           242,167                 0           8,550                 0            9,739
  of Directors, Chief Executive    1992           201,333           281,663          14,738           284,200           11,403
  Officer, and Director


Philip M. Giuntini                 1994           260,417           262,500               0                 0            7,924
  President and Director           1993           242,167                 0          19,044                 0            9,739
                                   1992           201,333           175,088           3,339             9,450           13,403


Frank A. Nicolai                   1994           226,667           161,000               0                 0            8,292
  Executive Vice President,        1993           207,200                 0             900                 0            9,739
  Secretary, Treasurer,            1992           191,667            57,750               0            55,100           11,403
  and Director


Fred L. Forman                     1994           246,667           175,000               0                 0            7,924
  Executive Vice President         1993           226,000            69,000          13,557                 0            9,739
                                   1992           204,167           110,725           4,050           364,350           13,403

/(1)/ All amounts were awarded based on the achievement of annual performance goals under single or multi-year incentive compensation plans.

/(2)/ Each of these awards of Common Stock are associated with performance under individual incentive compensation plans and were made by the appropriate Board committee pursuant to a shareholder-approved stock option plan.

/(3)/ All amounts below represent the final cash payment awarded for successful completion of multi-year individual incentive compensation plans. These awards are made based on the executive officer's performance over the entire term of the plan.

        In connection with the October 1992 election of Mr. Brands as Vice Chairman of the Company and Mr. Giuntini's appointment as President of the Company, the Compensation Committee of the Board of Directors terminated their then existing incentive compensation plans as of the end of fiscal 1992. Accordingly, the amounts shown as LTIP Payouts for fiscal 1992 for Messrs. Brands and Giuntini represent a proportionate share of the amount of the award to which each of them would have been entitled had they completed such plan. In the case of Mr. Brands, the amount of the LTIP Payout for fiscal 1992 represents his award for completing one year of a three-year plan that covered fiscal 1992 to 1994, and in the case of Mr. Giuntini, the amount of the LTIP Payout for fiscal 1992 represents his award for completing two years of the three-year plan that covered fiscal 1991 to 1993.

/(4)/ These amounts represent the Company's contribution to special individual retirement accounts pursuant to the AMS Simplified Employee Pension Plan. In the case of Mr. Gross for fiscal 1993 and Messrs. Giuntini and Forman for fiscal 1992, they include 20-year anniversary awards of $2,000 each. These numbers also include other miscellaneous compensation in immaterial amounts for several officers (less than $1,000 per person).


Option Grants in Fiscal 1994

     Shown below is information concerning stock option grants to the Company's executive officers who were granted options on Common Stock during the Company's 1994 fiscal year.


                                                     Individual Grants
                             ---------------------------------------------------------------
                                                                                                     Potential Realizable Value
                                                                                                       at Assumed Annual Rates
                               Number of       % of Total                                            of Stock Price Appreciation
                                Shares           Options                                                   for Option Term
                              Underlying        Granted to       Exercise or                             Compounded Annually
                                Options         Employees        Base Price      Expiration            -----------------------
         Name                 Granted (1)     in Fiscal 1994    ($/Share) (2)       Date                 5%               10%
         ----                 ----------      --------------    -------------    ----------            ------            ------
Charles O. Rossotti........        0             0.0%             N/A                N/A               $    0            $    0

Patrick W. Gross...........      900             0.2%           $13.917             5/6/99              3,461             7,647

Paul A. Brands.............        0             0.0%             N/A                N/A                    0                 0

Philip M. Giuntini.........        0             0.0%             N/A                N/A                    0                 0

Frank A. Nicolai...........        0             0.0%             N/A                N/A                    0                 0

Fred L. Forman.............        0             0.0%             N/A                N/A                    0                 0

(1) Mr. Gross' option grant is associated with a performance-based individual incentive compensation plan for 1994-1995 and was made by the appropriate Board committee pursuant to a shareholder-approved stock option plan. Mr. Gross' option award will become exercisable one day prior to the stated expiration date. In accordance with each incentive compensation plan, the exercise date of an option award may be accelerated to June 30 or August 31 of the year following the end of the performance period covered by the plan if the Compensation Committee determines that the executive successfully completed the plan.

(2) Mr. Gross' options were awarded with an exercise price equal to the market value of the Company's Common Stock on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

     Shown below is information with respect to exercises by the Company's executive officers during the Company's 1994 fiscal year of options to purchase shares of Common Stock pursuant to the 1992 Stock Option Plan E and earlier stock option plans. Also shown is information with respect to certain unexercised options to purchase shares of Common Stock held by the Company's executive officers as of the end of the Company's 1994 fiscal year.



                                 Number
                                   of                           Number of Shares Underlying          Value of Unexercised
                                 Shares                            Unexercised Options at           In-the-Money Options at
                                Acquired                             End of Fiscal Year               End of Fiscal 1994
                                   on            Value         -----------------------------     -----------------------------
           Name                 Exercise      Realized/(1)/    Exercisable     Unexercisable     Exercisable     Unexercisable
- - ---------------------------     --------      -------------    -----------     -------------     -----------     -------------
Charles O. Rossotti........          0          $      0               0               0            $      0        $      0
Patrick W. Gross...........          0                 0               0          43,425                   0         373,612
Paul A. Brands.............        945            11,340          31,117           1,800             271,390          12,150
Philip M. Giuntini.........      3,361            17,928          41,925           1,800             353,058          12,150
Frank A. Nicolai...........          0                 0               0           6,525                   0          77,169
Fred L. Forman.............     54,900           260,775          24,469             900             188,662           6,075

/(1)/ Based on the market value of the Company's common stock on date of exercise (as measured by the NASDAQ closing bid price), minus the option's exercise price.

/(2)/ Based on the market value of the Company's common stock on the last trading day of 1994 (as measured by the NASDAQ closing bid price of $19.25), minus the exercise price.


Long-Term Incentive Plan Awards in Last Fiscal Year

     Shown below is information with respect to awards made to the Company's executive officers during the Company's 1994 fiscal year under long-term incentive plans. If the performance goals set forth in the plans are met, the executive officers will be entitled to receive the incentive compensation indicated in the table below.

                                              Performance or                            Estimated
                                 Number     Other Period Until                        Future Payouts
                               of Shares       Maturation or      ------------------------------------------------------
         Name/(1)/                (#)             Payment         Threshold ($)       Target ($)        Maximum ($)/(2)/
         ---------                ---             -------         -------------       ----------        ----------------
Charles O. Rossotti........        0                   --              --                      --              --
Patrick W. Gross...........        2              1994-95              --              $  385,000              --
Paul A. Brands.............        4              1994-95              $0               1,148,000              --
Philip M. Giuntini.........        4              1994-95               0               1,148,000              --
Frank A. Nicolai...........        2              1994-95               0                 354,200              --
Fred L. Forman.............        2              1994-95               0                 385,000              --

__________________________

(1) The long-term incentive compensation plans for Messrs. Brands and Giuntini are based on pre-tax income targets. The multi-year portion of Mr. Gross' incentive compensation plan sets a two-year performance goal, for fiscal 1994-1995, for new business development in specified target markets. The long-term incentive compensation plans for Messrs. Nicolai and Forman include pre-tax income and non-financial goals. Mr. Rossotti's incentive compensation plan was based on the Company's pre-tax performance for fiscal 1994 only and, therefore, is not includable in this table as long-term incentive compensation.


(2) If the Compensation Committee determines that the officer has exceeded the performance goals set forth in his incentive compensation plan, the Committee may increase his incentive compensation award above the target level indicated in the preceding column. The increase would be based on a formula related to pre-tax income, in the case of Messrs. Brands and Giuntini, and on the Committee's judgment of their achievement of their specified financial and non-financial goals, in the case of Messrs. Gross, Nicolai and Forman.


     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.


            COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors, which is composed entirely of outside directors of the Company (the "Outside Directors"), is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. The Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer (CEO), and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee is responsible for the granting and administration of stock options granted to the executive officers.

     The Compensation Committee has furnished the following report for fiscal 1994:


Compensation Philosophy

     The objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain executives capable of achieving long-term success for the Company's shareholders and to structure their compensation packages such that a significant portion generally is tied to the achievement of multi-year targets for pre-tax income.

Executive Officer Compensation

     The Company's executive compensation program consists of three main components: (i) annual base salary, (ii) potential for an annual cash bonus and awards of stock options based on Company pre-tax income, the profit contribution of a particular business unit, individual performance, or some combination of these factors, and (iii) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. In addition to research and recommendations furnished by the Company's senior management, the Compensation Committee has relied, inter alia, on information furnished
                                       ----------
through executive compensation surveys by a recognized compensation consulting firm, and information known to various members of the Board of Directors. The Compensation Committee compares salaries and other elements of executive compensation with the compensation paid to executives in technology and consulting firms which are actual competitors of the Company. Few of these companies are in the Hambrecht & Quist Technology Stock Index, the peer index chosen by the Company for comparison in the "Shareholder Return Performance Graph" below, because their shares are not publicly traded. They include, for example, the consulting divisions of certain Big 6 accounting firms, other prominent consulting firms which are wholly owned subsidiaries of publicly traded companies, and other software firms which are privately held.

     The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the Company's Simplified Employee Pension/IRA Plan, as are available generally to the Company's professional staff. The Company does not provide material perquisites to any of its executive officers.

     Annual Base Salary. The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the CEO. Changes in base salary are generally made effective on March 1. The same principles are applied in setting the salaries of all executive officers to ensure that salaries are competitively established. Salaries are determined by considering the officer's potential duties and responsibilities within the Company and his or her business unit, and the officer's potential impact on the operations and profitability of the Company. Unlike with respect to the Company's incentive compensation arrangements, the Committee does not consider achievement of specific corporate performance factors in establishing base salaries for its executive officers. In general, it is the policy of the Company to set base salaries lower than would be typical for comparable positions in similar firms, and to include more compensation in incentive plans, particularly long-term incentive compensation plans tied to multi-year performance periods.

     Incentive Compensation Plans. Each executive officer of the Company generally participates in a two or three-year incentive compensation plan. These plans are similar to multi-year incentive plans in which other members of the Company's professional staff participate. Under such plans, the officer is eligible for annual cash incentive awards, and cash awards which may be made at the end of the plan if the Compensation Committee determines that the officer has met the specified multi-year goals of the executive's two- or three-year plan. Some plans also contemplate awards of stock options under the Company's shareholder-approved stock option plan. Each executive officer has a plan which details the executive officer's goals, the primary element of which is financial performance, including targets for the Company's pre-tax income, or targets for profit contribution by one or more business units, or a combination thereof. Some plans include individual, non-financial goals.

     The annual cash awards under the incentive compensation plans and the cash portion of the award for completion of an incentive compensation plan generally are based on multiples of a percentage of the executive officer's salary for the relevant fiscal period. The number of stock options which may be awarded is determined at the time the performance goals are established. Such number of stock options is not determined by reference to any specific criteria other than the Company's historical practice of awarding stock options in connection with incentive compensation plans for certain executive officers. Such number has been relatively consistent for multi-year plans for executive officers for more than ten years. The exercise price of all options granted in connection with the incentive compensation plans for the executive officers is the fair market value of the shares on the date of grant of the option. Achievement of the specified financial or non-financial goals for plan years earlier than the final plan year in a multi-year plan entitles the executive to specified interim cash payments and stock option grants, all of which are considered advances against the multi-year incentive compensation amounts. Such interim cash payments are significantly less than a ratable percentage of the projected incentive compensation payable on successful completion of a multi-year plan. For example, successful completion of the first year of a two-year plan typically would entitle the executive to payment of 25% of target cash incentive compensation. Stock options in connection with multi-year plans also are granted according to a schedule specified in the plan, typically including a small percentage of options granted at the time the plans are approved by the Compensation Committee. As explained in more detail in note 1 to the Option Grant table, preceding, only 900 option-shares were granted to executive officers in fiscal 1994, all to Mr. Gross in connection with his new multi-year incentive compensation arrangement commencing in 1994.

     In February 1994, the Compensation Committee approved two-year (1994-1995) incentive compensation plans for Messrs. Brands and Giuntini, as described in the Proxy Statement for the May 1994 Annual Meeting under "Proposal to Approve the Performance-Based Incentive Compensation Plan for Executive Officers." In May 1994, the Compensation Committee approved 1994 and 1994-1995 incentive compensation plans for Messrs. Nicolai and Forman, annual 1994 and 1995 plans and a two-year (1994-1995) plan for Mr. Gross, and a 1994 plan for Mr. Rossotti. All of these plans included the same pre-tax income target as a financial performance goal. The plans for Messrs. Gross, Nicolai and Forman also included non-financial goals in their respective areas of responsibility, such as managing various corporate supports to achieve certain operational goals within budget. The two-year plan for Mr. Gross included additional financial performance targets based on strategic client development. All plans required that a minimum percentage of the stated goal must be achieved before any portion of the related incentive compensation share was payable. The plans also took into account projected pre-tax income for the year following the performance year just ended, in determining whether awards are payable and the amounts thereof. All plans also required that each plan also included higher award multiples for performance which exceeded the targets by a stated percentage.

     In February 1995, the Compensation Committee determined that Messrs. Brands, Giuntini, Rossotti and Gross substantially met their financial goals relative to fiscal 1994 and that Messrs. Nicolai and Forman had substantially met their non-financial performance goals, and determined that each had earned the target payment of one incentive share. These amounts are shown in the Summary Compensation Table under "Annual Compensation - Bonus." The Committee on February 28, 1995 also approved the interim stock options awards to Messrs. Brands, Giuntini, Gross, Nicolai and Forman contemplated by their approved incentive compensation plans and based on achievement of the specified performance goals for fiscal 1994. Mr. Rossotti's 1994 incentive compensation plan did not provide for stock options.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the allowable deduction for compensation paid or accrued with respect to persons who as of the end of the year are employed as the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1,000,000 per year for fiscal years beginning on or after January 1, 1994. This limitation does not apply to compensation consisting of stock options issuable under 1992 Plan E, nor to compensation payable under certain performance-based compensation plans approved by shareholders. The Compensation Committee has taken certain actions to minimize the adverse effects of Section 162(m) on the after-tax income of the Company. In particular, as recommended by the Compensation Committee, the Incentive Compensation Plan for Executive Officers was presented to and approved by the shareholders at the last annual meeting. The Incentive Compensation Plan for Executive Officers significantly limits the Compensation Committee's discretion regarding the amount of incentive compensation paid to an employee covered by such Plan. Because the Compensation Committee projects that it is unlikely that any Executive Officer other than the Chief Executive Officer and the President will receive compensation that would result in a loss of tax deductions under Section 162(m), use of the shareholder-approved incentive compensation plan has to date been limited to the Chief Executive Officer and the President. The Compensation Committee will continue to monitor whether compensation of other Executive Officers is likely to exceed the deduction limitations under Section 162(m) and the Compensation Committee is expected to take appropriate actions to reduce the likelihood of a loss of deductions.


Chief Executive Officer Compensation

     The Chief Executive Officer's annual base salary is established by the Compensation Committee using the same criteria as discussed above for the executive officers. Paul Brands, who was designated Chief Executive Officer of the Company in September 1993, received an annual base salary of $262,500 for 1994, which represented an increase of 5 percent over his base salary for 1993. This increase was not based on any specific corporate performance factors. Mr. Brands' annual incentive compensation payments are determined by the Compensation Committee based entirely on targets for the Company's pre-tax income. His multi-year plan in effect for fiscal 1994-1995 also contemplates awards of stock options under the Company's shareholder-approved stock option plan. The Company made no initial interim award of options in 1994. Customarily, options representing 10% of the target number of options to be granted under a multi-year plan are awarded in the first year of such plan. Mr. Brands had received 1,800 options in 1993 under a 1993-1994 incentive compensation plan which was terminated by the Compensation Committee at the same February 1994 meeting. In view of the early termination of Mr. Brands' 1993-1994 incentive compensation plan, the Compensation Committee credited Mr. Brands' 1994-1995 plan with such prior award of 1,800 options.


                         Frederic V. Malek (Chairman)
                         Steven R. Fenster
                         James J. Forese
                         Dorothy Leonard-Barton
                         Gordon R. Worley

                     SHAREHOLDER RETURN PERFORMANCE GRAPH


     The following graph provides a comparison of the cumulative total return on the Company's Common Stock with returns on the Standard & Poor's 500 Composite Index and the Computer Software Sector Index of the Hambrecht & Quist Technology Stock Index.

                                         12/31/89  12/31/90  12/31/91  12/31/92  12/31/93  12/31/94
- - ---------------------------------------------------------------------------------------------------
AMSY Common Stock                           100       161       176       297       263       385
- - ---------------------------------------------------------------------------------------------------
S&P 500 Composite Index                     100        97       126       136       150       152
- - ---------------------------------------------------------------------------------------------------
Hambrecht & Quist Technology/Software       100       111       215       241       258       325
- - ---------------------------------------------------------------------------------------------------

                     COMMITTEES OF THE BOARD OF DIRECTORS


     The Company has a standing Executive Committee, Stock Option/Award Committee, Compensation Committee, and Audit Committee. The Company does not have a standing Nominating Committee.

     The Executive Committee is composed of five directors, all of whom are executive officers of the Company: Charles O. Rossotti, Patrick W. Gross, Paul
A. Brands, Philip M. Giuntini, and Frank A. Nicolai. The Executive Committee generally has the power to authorize all corporate actions that the Board of Directors has the power to authorize, except as may be limited by law. The Executive Committee did not meet during 1994.

      The Stock Option/Award Committee is presently composed of five directors, all of whom are executive officers of the Company: Charles O. Rossotti, Patrick
W. Gross, Paul A. Brands, Philip M. Giuntini, and Frank A. Nicolai. The Committee administers the Company's employee stock option plans (including 1992 Plan E), except as noted below. These directors are eligible to receive options under the plans, but options, if any, awarded to them are granted and administered by the Compensation Committee. The Stock Option/Award Committee also administers the Company's Profit-Sharing Plan, a stock award plan. Directors and executive officers are not eligible to participate in the Profit-Sharing Plan. The Committee meets as required and met six times during 1994.

     The Compensation Committee is presently composed of five Outside Directors:
Steven R. Fenster, James J. Forese, Dorothy Leonard-Barton, Frederic V. Malek, and Gordon R. Worley. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. The Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer, and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee alone is responsible for the granting and administration of stock options granted to the executive officers and to the Controller. In 1994, the Compensation Committee met twice.

     The Audit Committee is presently composed of four Outside Directors: Daniel
J. Altobello, Steven R. Fenster, James J. Forese, and Gordon R. Worley. This Committee has the responsibility for making recommendations to the Board of Directors as to the independent accountants of the Company; for reviewing with the independent accountants, upon completion of their audit, the scope of their examination, any recommendations they may have for improving internal accounting controls, management systems, or choice of accounting principles and other matters; and for reviewing generally the accounting control procedures of the Company. In 1994, the Audit Committee met twice. Also, on the recommendation of the Audit Committee, the Board of Directors has appointed the accounting firm of Price Waterhouse LLP to audit the accounts of the Company for the fiscal year ending December 31, 1995.

     The Board of Directors met five times during 1994, and all members attended 100% of the meetings of the Board and Committees of the Board on which they serve. Outside Directors are currently entitled to receive fees of $3,000 per Board meeting attended, plus travel expenses, and such fees and expenses were, in fact, paid for all meetings attended in fiscal 1994. This fee will increase to $5,000 per meeting, effective with the May 18, 1995 meeting of the Board of Directors. In addition, Outside Directors were paid a retainer of $5,000 per year during fiscal 1994. Outside Directors also receive automatic grants of stock options, which vest over five years, pursuant to the Company's stock option plans. The number of shares subject to grant, and subject to outstanding options, are adjusted when stock splits occur. The numbers of options reported below in this paragraph are the numbers of the original grants and do not give effect to the June 1992 or October 1994 stock splits to the extent such splits occurred after the date of grant. All options granted to Outside Directors vest at the rate of 1/60 a month for each month the Outside Director continues to serve as a director. Pursuant to a prior stock option plan, each Outside Director on May 1988 was granted 5,000 options to purchase shares of the Company's Common Stock. James J. Forese, who became a director in November 1989, was granted 5,000 options on November 10, 1989. Dorothy Leonard-Barton, who became a director in September 1991, was granted 5,000 options on September 27, 1991. Under the 1992 Stock Option Plan E, each new Outside Director is automatically granted 5,000 options (such number subject to adjustments for splits) upon first becoming a director. Pursuant to an amendment to 1992 Plan E approved by shareholders in May 1993, each Outside Director is automatically granted an additional 5,000 options (such number subject to adjustments for splits), vesting over 5 years, when any options previously granted have fully vested. Pursuant to such Plan, Daniel J. Altobello was granted 7,500 options in July 1993 when he first became a director. Also under the 1992 Stock Option Plan E, Messrs. Fenster, Malek, and Worley each were granted 5,000 options in April 1993 because their options granted in 1988 had fully vested. Those grants were made subject to shareholder approval which was obtained in May 1993. In addition, under the 1992 Stock Option Plan E, Mr. Forese was granted 7,500 options (after giving effect to the October 1994 stock split) in November 1994 because his options granted in 1988 had fully vested. In addition, if the Stock-for-Fees Plan is approved by the shareholders at the Annual Meeting, pursuant to such Plan, Outside Directors will have the opportunity to have the annual retainer and meeting fees, which would otherwise be paid to the Outside Directors in cash, paid in the form of Common Stock. See "Proposal to Approve the Stock-for-Fees Plan."


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Malek, Fenster, Forese, and Worley, and Ms. Leonard-Barton, served as members of the Compensation Committee throughout fiscal 1994. All of the foregoing persons continue to serve as members of the Compensation Committee.

     James J. Forese is General Manager of IBM Customer Financing and Chairman, IBM Credit Corporation. In November 1989, International Business Machines Corporation ("IBM") acquired Series B Preferred Stock of the Company convertible into 1,755,000 shares of Common Stock. IBM converted in fiscal 1993 a total of 609,500 shares of Series B Preferred Stock (equivalent to 52% of the shares of Series B Preferred Stock originally issued to IBM) into 914,250 shares of Common Stock whereupon AMS purchased such shares of Common Stock from IBM for approximately $18.7 million (based on the average market price of the underlying Common Stock for the 20 trading days preceding the purchases). In May 1994, IBM converted its remaining Series B Preferred Shares into 840,750 shares of Common Stock and sold all of such shares in the open market.

     Revenues earned by the Company, pursuant to a multi-year work agreement with IBM and other consulting service contracts with IBM, amounted to $6,486,000 in 1994. The Company had $1,070,000 in accounts receivable due from IBM on December 31, 1994. Margins earned by the Company under its contracts with IBM fall within the range of margins earned on its other commercial contracts.


                             CERTAIN TRANSACTIONS

     Shaw, Pittman, Potts & Trowbridge, general counsel to the Company, earned fees and incurred reimbursable expenses totaling approximately $2,045,000 from AMS in connection with legal services performed for the Company during 1994. Barbara M. Rossotti, a member of the firm of Shaw, Pittman, Potts & Trowbridge, is the spouse of Charles O. Rossotti, Chairman of the Board and a director of the Company.

     Information concerning certain transactions between the Company and IBM is provided above under the caption "Compensation Committee Interlocks and Insider Participation."

     Charles Rossotti, Chairman of the Board, served during fiscal 1994 as, and remains, a director of Caterair International Corporation, a non-publicly held entity. Daniel J. Altobello, a director of the Company, is Chairman of the Board, President and Chief Executive Officer of Caterair. Also, Mr. Altobello owns more than 5 percent of the equity securities of Caterair.

     In fiscal 1994, the Company earned revenues of approximately $579,000 from systems planning consulting services performed for Caterair. Margins earned by the Company under its contracts with Caterair fall within the range of margins earned on the Company's other commercial contracts.


                      PROPOSAL TO APPROVE AN AMENDMENT TO
          THE CERTIFICATE OF INCORPORATION INCREASING THE AUTHORIZED
                       NUMBER OF SHARES OF COMMON STOCK


     An amendment (the "Charter Amendment") to Article Fourth of the Restated Certificate of Incorporation of the Company, as amended, was adopted by the Board of Directors on February 24, 1995, subject to approval by the shareholders. The text of the Charter Amendment is set forth in Exhibit A to this Proxy Statement and is incorporated herein by reference, and the discussion herein is qualified in its entirety by reference thereto. The Charter

Amendment increases the authorized number of shares of Common Stock from 40,000,000 to 100,000,000 shares. Shareholders of the Company's Common Stock are not entitled to preemptive rights.

     The additional shares are likely to be used for stock splits which the Company may authorize from time to time. The proposed increase in the authorized number of shares is necessary to permit future stock splits. The Company has split its stock five times since 1985, most recently in October 1994 and June 1992, when the Board of Directors authorized 3-for-2 splits. The cumulative effect of these splits has multiplied one share at the beginning of 1985 into
13.5 shares currently. The additional shares proposed to be authorized could also be used to satisfy stock options which may be granted under stock option plans in the future or obligations under other stock-based compensation plans, such as the Company's Profit Sharing Plan or the Stock-for-Fees Plan. Finally, it would also be possible for the Company to issue the additional shares proposed to be authorized as stock dividends or in connection with acquisitions, financings to raise funds, or other actions to expand or enhance the Company's business. At this time, the Company does not contemplate any of these actions which would require the use of unissued authorized shares, other than the satisfaction of obligations under benefit plans and the possibility of future stock splits. Conceivably, it may be possible for the issuance of additional shares to deter potential takeover efforts if the additional shares were issued to persons who are opposed to such efforts. However, the Company is not aware of any potential takeover efforts and the proposed increase in the authorized number of shares was unrelated to any such concern.

     As of March 29, 1995, there were outstanding 26,454,368 shares of Common Stock and 2,343,481 shares of Common Stock reserved for issuance upon exercise of the options granted under the Company's stock option plans. If the Charter Amendment is approved by the shareholders, based on the number of shares outstanding on March 29, 1995, there will be 73,545,632 shares of authorized but unissued Common Stock. The issuance of additional authorized shares pursuant to a stock split or stock dividend will not reduce the percentage of the total number of outstanding shares held by any shareholder or have a dilutive financial effect; the sale of any additional authorized shares will proportionately reduce the percentage of the total number of outstanding shares held by any shareholder, although such a sale will not have a dilutive financial effect unless the additional shares are sold for less than the then fair market value of the Common Stock. The Board of Directors does not anticipate issuing additional shares of Common Stock for less than fair market value except to the extent that the exercise price of employee stock options is less at the time of the options' exercise than the fair market value of the Common Stock.

     The additional shares of Common Stock to be authorized under the Charter Amendment may be issued from time to time by the Board of Directors without the necessity of further shareholder action.

     Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Board of Directors has unanimously adopted a resolution approving the Charter Amendment and directed that it be submitted to the shareholders for their consideration. The members of the Board of Directors and the Company's executive officers intend to vote all shares in their control in favor of the Charter Amendment. In the event that the Charter Amendment is not approved by the shareholders of the Company at the Annual Meeting, the Board of Directors will reconsider it.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
           INCREASING THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK


                        PROPOSAL TO APPROVE AN AMENDED
                           1992 STOCK OPTION PLAN E

Introduction and Summary Description of Proposed Amendments

     The 1992 Amended and Restated Stock Option Plan E was adopted by the Board of Directors on February 21, 1992, and was approved by the shareholders on May 8, 1992. The 1992 Stock Option Plan E was amended in 1993 to clarify the definition of the term "Outside Director" and to provide for automatic grants of non-qualified stock options to each Outside Director upon completion of five years of service on the Board of Directors.

     The shareholders are now being asked to approve 1992 Plan E, as amended by amendments which were approved by the Board of Directors on February 24, 1995, subject to shareholder approval (the "1992 Plan E Amendments" or the "Amendments"). The 1992 Plan E Amendments provide that the nonqualified stock options previously granted to an Outside Director who terminates his or her membership on the Board of Directors following completion of at least ten (10) years of continuous service as a member of the Board of Directors will continue to vest as long as the individual survives. Thus, upon Gordon R. Worley's retirement from the Board of Directors, effective immediately prior to the Annual Meeting, Mr. Worley's 4,252 unvested options would not lapse that day, and he would be able to exercise his 7,500 options until March 31, 1998. The 1992 Plan E Amendments further provide that options may be exercised by such individual following resignation from the Board of Directors until the option expires by its terms on the fifth anniversary of its date of grant. The 1992 Plan E Amendments also specify the maximum number of shares (100,000) with respect to which options may be granted to an executive officer of the Company during the life of the Plan. This maximum is a new requirement under Section 162(m) of the Internal Revenue Code.

     The Board of Directors believes that the 1992 Plan E Amendments will increase the Company's ability to retain highly qualified Outside Directors and compensate such Outside Directors for their services.

     The text of 1992 Plan E as proposed to be amended, incorporating the Amendments that are underlined, is set forth in Exhibit B to this Proxy Statement. The foregoing description of the Amendments and the following description of 1992 Plan E are qualified by reference to such text.

Summary Description of 1992 Plan E

     The 1992 Stock Option Plan E provides that options to purchase Common Stock of the Company may be granted to any key employee (including officers and directors) of the Company and its subsidiaries who meets minimum salary and other requirements established by the Board of Directors. "Outside Directors" are also eligible to receive options under 1992 Plan E. The 1992 Stock Option Plan E defines "Outside Directors" as directors who have not at any time been officers or employees of the Company. As of March 29, 1995, 1,049 key employees (i.e., six executive officers, 104 Vice Presidents, 209 Senior Principals, and
 ---
730 Principals, including persons in comparable positions) and six Outside Directors were eligible to participate in 1992 Plan E.

     The 1992 Stock Option Plan E provides that it shall be administered by the Board of Directors or the Stock Option/Award Committee, except as provided below. The Stock Option/Award Committee currently performs this function. In accordance with the provisions of the 1992 Stock Option Plan E, the Committee has authority to determine the employees to be granted options, whether the options are non-qualified stock options ("NSOs") or incentive stock options ("ISOs"), the times at which options are granted, the exercise prices of the options, the numbers of shares subject to the options, the vesting schedule of the options or whether the options are immediately vested, the times when options terminate and whether the exercise price will be paid in cash or stock.

     A committee composed of three or more Outside Directors, each of whom is required to be a "disinterested person" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Act"), has sole authority to grant options to directors, other than Outside Directors, and to all persons who are "officers" or "ten percent shareholders" of the Company within the meaning of Sections 16(a) and 16(b) of the Act, and to perform all other functions with respect to options granted to those persons, including amendments to the 1992 Stock Option Plan E or outstanding options which affect such persons. (This group currently consists of the Company's executive officers and Controller. ) The Compensation Committee currently performs these functions.

     Options may be granted to key employees either (a) on the basis of awards earned under the Company's incentive compensation programs for groups of key employees, or (b) as the Board of Directors or the appropriate Committee may determine. If options are granted in connection with the Company's incentive compensation programs, then performance bonuses and options based thereon are earned based on the employee's success in meeting predetermined performance standards during one or more years (the "Performance Period"). Such options are granted, if at all, at the time that the Company determines that the employee has met or will meet the employee's predetermined performance standards for the Performance Period in question.

     The award of options to Outside Directors under the 1992 Stock Option Plan E is non-discretionary. Currently, NSOs for 5,000 shares would be granted automatically to any new Outside Director on the date of the

Outside Director's first election or appointment to the Board. Following completion of five years of service as an Outside Director, each Outside Director currently would receive an additional grant of 5,000 shares. One sixtieth of such options vest on the date of election or appointment of each such Outside Director to the Board, and one-sixtieth vest on the same day of each month thereafter for as long as the person continues to serve as a director. The Plan provides that options granted to all directors, officers and ten-percent shareholders (as defined for purposes of Sections 16(a) and 16(b) of the Act) are not exercisable for a period of at least six months from the date of grant.

     The 1992 Stock Option Plan E currently authorizes the issuance of options to purchase a maximum of 2,250,000 shares, which reflects stock splits in 1992 and 1994 and is subject to adjustment for future capital changes. Of this number, 722,276 shares remain available as of March 29, 1995 for issuance pursuant to options granted thereunder. Shares subject to options granted under the 1992 Stock Option Plan E which terminate or expire unexercised are available for the grant of future options. The number of shares which may be subject to options granted under the 1992 Stock Option Plan E in any single calendar year for awards earned for one-year Performance Periods may not exceed 101,250 shares, in the case of Performance Periods beginning on or after January 1, 1992, subject to possible adjustment for capital changes. There is no annual limitation on options granted with respect to awards earned for Performance Periods of more than one year. However, the maximum number of shares which may be subject to options granted under the Plan to any individual during the life of the Plan is 100,000 shares subject to adjustment for future capital changes. The 1992 Stock Option Plan E as currently in effect does not impose this maximum.

     During the period between the adoption of the 1992 Stock Option Plan E on February 21, 1992 and March 29, 1995, the Company has authorized the grant of stock options to purchase an aggregate of 1,786,563 shares of Common Stock under such Plan, including (i) options to purchase 18,675 shares granted to Patrick W. Gross, Vice Chairman and Director, (ii) options to purchase 30,487 shares granted to Paul A. Brands, Vice Chairman, Chief Executive Officer and Director,
(iii) options to purchase 29,583 shares granted to Philip M. Giuntini, President and Director, (iv) options to purchase 4,500 shares granted to Frank A. Nicolai, Executive Vice President, Secretary, Treasurer and Director, (v) options to purchase 21,207 shares granted to Fred L. Forman, Executive Vice President, (vi) options to purchase 104,452 shares granted to all current executive officers as a group, (vii) options to purchase 22,818 shares granted to Donna E. Deeley, Mr. Giuntini's spouse and a Vice President of the Company, (viii) options to purchase 1,639,860 shares granted to all current employees, including all officers who are not executive officers, as a group, and (ix) options to purchase 7,500 shares to each of Steven R. Fenster, Frederic V. Malek and Gordon
R. Worley, options to purchase 7,500 shares to James J. Forese, and options to purchase 11,250 shares to Daniel J. Altobello, as Outside Directors during this period. No options were granted to Charles O. Rossotti during this period.

     Under the 1992 Stock Option Plan E, NSOs are exercisable only to the extent they are vested. For employees, the Board of Directors or the appropriate Committee selects a vesting schedule over a period of up to five years. Optionees who receive NSOs are entitled to exercise at any time, or from time to time, all or any portion of a vested NSO; provided, however, that all NSOs expire no later than five years after the date of grant. The exercise price of all NSOs granted under the 1992 Stock Option Plan E, except those options granted in connection with one-year incentive compensation plans, is the fair market value of the Company's Common Stock on the date of grant of the option. NSOs granted in connection with one-year incentive compensation plans may be granted with exercise prices other than the fair market value of the Company's Common Stock on the date of grant only if the exercise price is determined by a formula selected by the Board (or the appropriate Committee) that is based on the fair market value of the Company's Common Stock, as of a date, or over a period, that is within three months of the date of grant.

     Under the 1992 Stock Option Plan E, ISOs are exercisable only to the extent they are vested. ISOs vest over a period of up to seven years. Employees who have been granted ISOs may exercise at any time, or from time to time, all or any portion of a vested ISO; provided, however, that no ISO granted on or before December 31, 1986 may be exercised by an employee while there is outstanding any ISO which was granted to such employee before the date of the ISO to be exercised. ISOs expire up to eight years after the date they are granted. The exercise price of ISOs is determined by the appropriate Committee and must be at least equal to the fair market value of the Common Stock on the date the ISO is granted (except ISOs granted to 10% shareholders, in which case the price may not be less than 110% of fair market value).

     For purposes of the 1992 Stock Option Plan E, the fair market value of the Common Stock is the closing bid price of the Common Stock as quoted in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") in the national market on the date of grant of the option, or, if there is no trade on such date, on the most recent date upon which the Common Stock was traded. On March 29, 1995, the closing bid price of the Common Stock was $19.50 per share.

     Options granted to employees may be amended to advance the date on which the option vests. If an option is so amended, the amendment also may provide that the shares which would not have been vested under the original vesting schedule shall be subject to repurchase for a period of time by the Company at the original exercise price upon termination of employment of the employee for any reason.

     Under the 1992 Stock Option Plan E, the Board of Directors or the appropriate Committee has the authority to permit an optionee to pay the exercise price for shares using shares of the Company's Common Stock owned for at least three months, or a combination of cash and such previously-owned stock.

     If the Company is merged, consolidated, sold, liquidated, or dissolved, the 1992 Stock Option Plan E also provides for the acceleration of the vesting of options which would have vested within one year of any such event.

     An option is not transferable during the lifetime of the optionee and is exercisable during the optionee's lifetime only by the optionee. Upon termination of an employee's employment with the Company for any reason whatsoever, all options held by such employee which are not exercisable on the date of such termination shall expire. To the extent nonqualified stock options are exercisable on such date, shares subject to nonqualified stock options held by an employee may be purchased during the "exercise period," after which the nonqualified stock options shall expire and all rights granted under the agreement pursuant to which the options were granted shall become null and void. The "exercise period" for shares subject to nonqualified stock options held by an employee, his heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the nonqualified stock option expires by its terms, or (ii) (A), except in the case of death or disability, within thirty (30) days, or (B) in the case of death or disability, within one
(1) year after the date of termination of employment.

     Under the current version of the 1992 Stock Option Plan E, upon termination of an Outside Director as a member of the Board of Directors for any reason other than death or disability, all options held by such Outside Director which are not exercisable on the date of such termination shall expire. In the event of termination by reason of death or disability, all options then unvested vest automatically, and all options may be exercised by the Outside Director, his or her heirs, legatees, or legal representatives, as the case may be, at any time until the date on which the options expire by their original terms. If the 1992 Plan E Amendments are approved, termination of an Outside Director's membership on the Board of Directors by reason of retirement after completion of at least ten (10) years of continuous service will extend vesting and exercisability of such Director's options. Options unvested on the date of retirement will continue to vest at the rate of 1/60 per month for so long as such Director survives, and vested options will be exercisable at any time until the date on which all such options expire by their original terms, five years from the date of grant.

     All ISOs held by an employee will expire unless exercised by the employee, his heirs, legatees or legal representatives, as the case may be, before the earlier of (1) the date on which the ISO expires by its terms, or (2)(a) except in the case of death or disability, within thirty days after the date employment is terminated, or (b) in the case of death or disability, within ten weeks after such death or disability. If not previously terminated, all unexercised ISOs expire ten weeks after such date except if there is outstanding one or more ISOs granted on or after January 1, 1986, but before January 1, 1987 (a "post-January 1986 ISO"), then the period during which shares subject to a vested post-January 1986 ISO may be purchased is automatically extended by one business day beyond the expiration date (as extended) of the next earlier granted and outstanding post-January 1986 ISO. In no event will a granted and outstanding ISO expire more than three months after the date of the employee's termination of employment.

     The Board of Directors may at any time amend the 1992 Stock Option Plan E or the terms of options granted under such Plan, except that no amendment may, without approval of the shareholders, (i) materially increase the benefits accruing to the participants under the Plan, (ii) increase the number of shares which may be issued under the Plan, except for adjustments in certain circumstances, or (iii) materially modify the requirements as to eligibility for participation in the Plan. An amendment to an option granted to an Outside Director may not be made more frequently than every six months unless necessary to comply with the Internal Revenue Code or the Employee Retirement and Income Security Act of 1974, as amended.

     The Plan shall remain in effect until January 1, 2002.

Tax Consequences

     Information regarding the federal income tax consequences to the Company and to optionees of options granted under the 1992 Stock Option Plan E follows. This information is not intended to be exhaustive and is only intended to briefly summarize the federal income tax statutes, regulations and currently available agency interpretations thereof, and is intended to apply to the 1992 Stock Option Plan E as normally operated. It is recommended that optionees consult their own professional tax advisors for personal and specific advice about options.

     An optionee has no tax consequences from the grant of an NSO. Upon exercise of an NSO, the optionee has compensation income taxable at ordinary income tax rates on the amount by which the fair market value of the shares received as of the date of exercise exceeds the exercise price. The Company is entitled to a deduction equal to the amount of compensation income to the optionee as long as income taxes are withheld on the optionee's compensation income. Upon the sale of Common Stock acquired through the exercise of an NSO, any difference between the amount realized and the fair market value of the Common Stock as of the date of exercise will be capital gain or loss.

     An employee is not taxed upon the grant of an ISO. Except for the possible imposition of the alternative minimum tax, an optionee is not taxable on the exercise of an ISO. Unlike the exercise of an NSO, the Company is not entitled to a deduction with respect to an ISO unless the optionee engages in a disqualifying disposition described below. Upon a sale of shares acquired upon exercise of an ISO, the employee will recognize capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale and the exercise price, provided the sale occurs at least two years after the grant of the ISO and at least one year after the exercise of the ISO. If these holding periods are not satisfied, the sale of shares acquired upon exercise of an ISO is a "disqualifying disposition." If the sale is a disqualifying disposition, the excess of the fair market value of the shares on the date the ISO was exercised over the exercise price is compensation income taxable at ordinary income tax rates, and any excess of the sale price of the shares over the fair market value of the shares on the date the ISO was exercised would be capital gain. The Company would be entitled to a deduction equal to the amount of compensation income taxable to the optionee. The excess of the fair market value of the shares at the time of exercise over the exercise price of the ISO increases the optionee's alternative minimum taxable income.

     If an optionee who is subject to the "short-swing profit liability" rules under Section 16(b) of the Act purchases shares of Common Stock of the Company within six months before the optionee exercises an NSO or an ISO, the tax consequences of exercising the option which normally occur on the option exercise date may be delayed for up to six months. In such a case, unless the optionee makes an election under Section 83(b) of the Internal Revenue Code to avoid the delay, the tax consequences which normally occur on the exercise date of an ISO or NSO will occur on the first date on which a sale of the shares of Common Stock acquired upon exercise of the option would not subject the optionee to liability under Section 16(b) of the Act.

     The 1992 Stock Option Plan E constitutes a new plan approved by the shareholders on May 8, 1992, for purposes of the qualification of options granted under such Plan, including any amendments thereto, as incentive stock options under Section 422 of the Internal Revenue Code.

Plan Benefits

     The number of stock options that would have been granted during the Company's 1994 fiscal year to each of the following persons or groups had the 1992 Plan E Amendments been in effect would not differ from the number which was in fact granted under 1992 Plan E, as set forth below.

                                                                                    Potential Realizable
                                                                                     Value at Assessed
                                                                                      Annual Rates of
                                                                                        Stock Price
                                                                                      Appreciation for
                                                                                        Option Term
                                                                                    Compounded Annually
                                                                                    -------------------
Name and Position                                                                   5%                10%     Number of Units (1)
- - -----------------                                                                 ------            ------    -------------------
Charles O. Rossotti..............................................................     $    0        $    0          0
  Chairman of the Board, Chief Executive Officer, and Director

Patrick W. Gross.................................................................      3,461         7,647        900
  Vice Chairman of the Board of Directors and Director

Paul A. Brands...................................................................          0             0          0
  Vice Chairman of the Board of Directors, Chief Executive Officer and
     Director

Philip M. Giuntini...............................................................          0             0          0
  President and Director

Frank A. Nicolai.................................................................          0             0          0
   Executive Vice President, Secretary, Treasurer, and Director

Fred L. Forman...................................................................          0             0          0
  Executive Vice President

All current executive officers as a group........................................      3,461         7,647        900

All current directors who are not executive officers as a group.................      32,466        71,735      7,500

All employees as a group.........................................................  1,784,757     3,943,517    475,802

______________

(1) Options which were granted during the Company's 1994 fiscal year pursuant to 1992 Plan E.


Required Vote

     The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting or represented by Proxy and entitled to vote to approve 1992 Plan E, as amended by the Amendments, is required for approval of the Amendments. The Board of Directors has unanimously adopted a resolution approving 1992 Plan E, as amended by the Amendments, and directed that it be submitted to the shareholders for their consideration. The members of the Board of Directors and the Company's executive officers have advised the Company that they intend to vote all shares in their control in favor of 1992 Plan E, as amended by the Amendments. In the event that 1992 Plan E, as amended by the Amendments, is not approved by the shareholders of the Company at the Annual Meeting, the Board of Directors will reconsider the Amendments; unless and until the Board of Directors takes such further action with respect to the Amendments, however, the 1992 Plan E will remain in effect in accordance with its terms.


             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                    OF AN AMENDED 1992 STOCK OPTION PLAN E

                  PROPOSAL TO APPROVE THE STOCK-FOR-FEES PLAN


     The Board of Directors adopted on February 24, 1995, subject to the approval of the Company's shareholders, the American Management Systems Outside Directors Stock-for-Fees Plan. The purpose of the Stock-for-Fees Plan is to provide Outside Directors (directors who are not and have not been employees of the Company or its subsidiaries) with a means of acquiring or increasing their proprietary interest in the Company and thereby reinforce the common interest of directors and shareholders in enhancing the value of the Company's Common Stock. If approved by the shareholders, the Stock-for-Fees Plan will give each Outside Director the opportunity to have their annual retainer and meeting fees, which would otherwise be paid to the Outside Director in cash, paid in the form of Common Stock. The text of the Stock-for-Fees plan is set forth in Exhibit C to this Proxy Statement and the following description of such Plan is qualified by reference to such text.

     The Stock-for-Fees Plan provides that only persons who will be Outside Directors immediately after the Annual Meeting of Shareholders are entitled to participate in such Plan. Each Outside Director may elect to have none, one-half or all of the annual retainer and meeting fees otherwise payable paid in the form of Common Stock. If the Outside Director elects to participate in the Stock-for-Fees Plan, all of the annual retainer and meeting fees which would otherwise be paid to the Outside Director in cash shall be paid in the form of Common Stock. To comply with Securities and Exchange Commission rules, the election will become effective six months following receipt by the Secretary of the Company as to any retainer and meeting fees paid thereafter. An election to participate continues in effect until (i) the date six months after the Outside Director delivers to the Secretary written notice of an election to cease participation; or (ii) the resignation, non-reelection, death or disability of such Outside Director. An Outside Director who terminates participation in the Stock-for-Fees Plan may again commence participation by filing a written notice of election to be effective six months following receipt by the Secretary of the Company as provided herein. If an Outside Director does not elect to participate, all fees payable to the Outside Director will be paid in cash. The Stock-for-Fees Plan has no effect on the amount of fees payable to an Outside Director.

     For participating Outside Directors, all fees payable for service as a director will be used to purchase from the Company such number of whole shares of the Common Stock of the Company as is determined by dividing the amount payable by the closing price of the Company's Common Stock on the determination date (which shall be the date of the relevant Board of Directors meeting), rounding up or down any fractional shares to the nearest whole share.

     Each Outside Director who elects to participate in the Stock-for-Fees Plan will be taxed upon the fair market value of Common Stock upon the issuance of the Common Stock. For federal income tax purposes, this amount would be taxable as compensation income from self-employment and the Company would be entitled to a corresponding deduction.

     The aggregate number of shares which may be purchased under the Stock-for-Fees Plan will not exceed 100,000 shares of Common Stock. In the event of stock splits and functionally equivalent capital changes to the Common Stock, the number of shares will be adjusted proportionately automatically.

     All five continuing Outside Directors of the Company as of the date of the Annual Meeting are eligible to participate in the Stock-for-Fees Plan.

     The Stock-for-Fees Plan will be administered by the Compensation Committee of the Board of Directors.

     The Board of Directors may amend, modify or terminate the Stock-for-Fees Plan at any time, except that it may not, however, be amended more frequently than once every six months. No amendment may, without approval of the shareholders (i) increase the number of shares available for issuance under the Stock-for-Fees Plan, except for adjustments in certain circumstances, (ii) materially modify the requirements as to eligibility to participate, or (iii) materially increase the benefits accruing to Outside Directors under the Stock-for-Fees Plan.

     The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting or represented by Proxy and entitled to vote to approve the Stock-for-Fees Plan is required for approval of such Plan. The Board of Directors has unanimously adopted a resolution approving the Stock-for-Fees Plan and directed that it be submitted to the shareholders for their consideration. The members of the Board of Directors and the Company's executive officers have advised the Company that they intend to vote all shares in their control in favor of the Stock-for-Fees Plan.


             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                          OF THE STOCK-FOR-FEES PLAN


                                 OTHER MATTERS


     The Board of Directors does not know of any matters to be presented at the meeting other than those stated above. If any other business should come before the meeting, including a vote to adjourn the meeting, the persons named in the enclosed Proxy will vote thereon at the meeting, or any adjournment thereof, as he or they determine to be in the best interests of the Company.

     To be included in the Proxy Statement and form of Proxy for the 1996 Annual Meeting, shareholder proposals intended to be presented at that meeting must be received by the Company no later than December 18, 1995.

                                 ANNUAL REPORT

     A copy of the 1994 Annual Report of the Company (which includes condensed financial data and a letter to stockholders) accompanies this Proxy Statement. Appendix 1 to this Proxy Statement, titled "1994 Financial Report," contains all of the financial information (including the Company's audited financial statements), and certain general information, previously published in the Company's Annual Report. Appendix 1 is incorporated herein by reference. A copy of the Company's Annual Report on Form 10-K may be obtained without charge by writing to Frank A. Nicolai, Secretary of the Corporation, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.


                         BY ORDER OF THE BOARD OF DIRECTORS,

                         Frank A. Nicolai
                         Secretary

April 19, 1995
Fairfax, Virginia


SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REMINDED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED

                                                                       EXHIBIT A


                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED


               RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED


                                   AMENDMENT


                               TO ARTICLE FOURTH



     Section 1. Authorized Shares. The total authorized capital stock of the Corporation shall be 104,000,000 shares, consisting of 4,000,000 shares of Preferred Stock, par value $.10 per share (herein called the "Preferred Stock"), and 100,000,000 shares of Common Stock, par value $0.01 per share (herein called the "Common Stock").

                                                                       EXHIBIT B



                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
           1992 AMENDED AND RESTATED STOCK OPTION PLAN E, AS AMENDED
                        AND IN EFFECT ON MARCH 29, 1995



             (as Further Amended February 24, 1995, such Amendment
                       Subject to Shareholder Approval)



I.    Purposes

     There are three purposes of 1992 Amended and Restated Stock Option Plan E (the "Plan"). The first is to offer to those employees who contribute materially to the successful operation of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Corporation") additional incentive and encouragement to remain in the employ of the Corporation by increasing their personal participation in the Corporation through stock ownership. The second purpose is to provide an alternative means of compensating key employees whose performances contribute significantly to the success of the Corporation. The third is to attract and retain directors who have not at any time been officers or employees of the Corporation ("Outside Directors") and to compensate such Outside Directors for service to the Corporation. The Plan provides a means whereby optionees may purchase shares of the $0.01 par value common stock of the Corporation (the "Common Stock") pursuant to options. The options may be either one of two types, (1) "incentive stock options" which will qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or under any applicable successor statute, or (2) "nonqualified stock options," that is, options which are not intended to qualify as incentive stock options under Section 422 of the Code.

II.   Administration

     Except as otherwise provided at the end of this Section 2, the Plan shall be implemented and administered by the Board of Directors of the Corporation (the "Board") or a Stock Option/Award Committee (the "Committee") appointed by the Board and composed of three or more directors of the Corporation.

     The Committee may be delegated the authority and discretion to adopt and revise such rules and regulations as it shall deem necessary for the administration of the Plan, and to determine, consistent with the provisions of the Plan, the employees to be granted options, whether such options shall be nonqualified stock options or incentive stock options, the times at which options shall be granted, the option price of the shares subject to each option (subject to paragraph D of Section 6), the number of shares subject to each option, the vesting schedule of options or whether the options shall be immediately vested, the times when options shall terminate, and whether the exercise price of options shall be paid in cash or stock. Acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee's actions, including any interpretation or construction of any provisions of the Plan or any option granted hereunder, shall be final, conclusive and binding unless otherwise determined by the Board at its next regularly scheduled meeting. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     Notwithstanding any other provision of this Section or the Plan or any documentation governing incentive compensation plans pursuant to which officers may elect to receive options under this Plan, a committee composed of three or more Outside Directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3(c)(2)(i) of the Securities and Exchange Commission, shall have the sole authority (a) to make awards to directors of the Corporation who are not Outside Directors and to all persons who are "officers" of the Corporation or "beneficial owners" of more than ten percent of any class of equity security of the Corporation, as defined for purposes of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended (the "Act"), and (b) to perform all other functions of the Board or Committee with respect to outstanding awards to any of such directors, officers, or ten-percent shareholders, including without limitation amendments to this Plan or such outstanding awards which affect such persons. Further, notwithstanding any other provision of this Section or the Plan, all awards made to Outside Directors shall be automatic and nondiscretionary as set forth in the Plan.

III.  Eligibility; Participation; Special Limitations

     All key employees (including officers and directors) of the Corporation, or any corporation in which the Corporation owns stock possessing more than 50 percent of the voting power ( a "Subsidiary"), who meet minimum salary and other requirements established by the Board, shall be eligible to receive options under the Plan. All Outside Directors shall also be eligible to receive options under the Plan. An employee who has been granted an option may be granted an additional option or options or rights under the Plan if the Committee or the Board shall so determine. The granting of an option under the Plan shall not affect any outstanding stock option previously granted to an employee under the Plan or any other plan of the Corporation.

     Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall (i) confer upon any employee the right to continued employment, or shall interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of such employee at any time or (ii) confer upon any Outside Director the right to continued membership on the Board of Directors, or shall interfere in any way with the right of the Corporation to terminate the membership on the Board of Directors of such Outside Director.

     In no event, however, shall an incentive stock option be granted to any person who then owns (as that term is defined in Section 424 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries, unless the exercise price as determined under paragraph D of Section 6 hereof is equal to at least 110% of the fair market value of the stock subject to the incentive stock option as of the date of grant and unless the term during which such incentive stock option may be exercised does not exceed five years from the date of the grant thereof. For incentive stock plans granted after December 31, 1986, options will not be treated as incentive stock options to the extent that the aggregate fair market value (determined as of the date the option is granted) of the Common Stock with respect to which options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Corporation and its Subsidiaries) exceeds $100,000.

IV.   Basis of Grant

     Options shall be granted to employees either (a) on the basis of awards earned under the Corporation's incentive compensation programs for groups of key employees, as in effect from time to time, or (b) as the Board of Directors or the Committee may determine from time to time. If options are granted based on
(a) hereof, then performance bonuses and options based thereon shall be earned based on the employee's success in meeting predetermined performance standards during one or more years (the "Performance Period"). Options shall be granted under (a) hereof, if at all, at the time that the Corporation determines in its judgment that the employee has met or will meet the employee's predetermined performance standards for the Performance Period.

     Each Outside Director automatically shall be granted non-qualified stock options to purchase 5,000 shares on the date of the Outside Director's first election or appointment to the Board, subject to vesting as provided in Paragraph B of Section 6 hereof. Each Outside Director automatically shall be granted non-qualified stock options to purchase an additional 5,000 shares (the "Additional Options") on the day after all stock options previously granted under this paragraph become 100% vested (other than vesting by reason of death or disability). All such subsequent grants of stock options shall vest, as to one-sixtieth, on the date of grant and shall thereafter be subject to vesting as provided in Paragraph B of Section 6 hereof.

V.    Number of  Shares and Options

     A. Shares of Stock Subject to the Plan. The number of shares authorized to be issued pursuant to options granted under the Plan is 2,250,000 shares, subject to adjustment in accordance with the provisions of paragraph G of
Section 6 hereof. Shares subject to options granted under the Plan may be authorized and unissued shares or shares previous acquired or to be acquired by the Corporation and held in treasury. Any shares subject to an option which expires for any reason or is terminated unexercised as to such shares may again be subject to an option granted under the Plan.

     B. Maximum Number of Options Per Year. The number of shares which may be subject to options granted under the Plan in any single calendar year for awards earned for one-year Performance Periods shall not exceed (i) 202,500 shares, in the case of Performance Periods ending before January 1, 1992, and (ii) 101,250 shares in the case of Performance Periods beginning on or after January 1, 1992, subject to adjustment in accordance with paragraph G of Section 6 hereof. There shall be no annual limitation on options granted with respect to awards earned for Performance Periods of more than one year. The maximum number of shares
                                               ----------------------------
which may be subject to options granted under the Plan to any individual during
- - -------------------------------------------------------------------------------
the life of the Plan shall be 100,000 shares subject to adjustment in accordance
- - --------------------------------------------------------------------------------
with paragraph G of Section 6 hereof.
- - ------------------------------------

VI.   Terms and Conditions of Options

     A. Option Agreement. Each option granted pursuant to the Plan shall be evidenced by an agreement ("Option Agreement") between the Corporation and the optionee receiving the option. Option Agreements (which need not be identical) shall state whether the option is an incentive stock option or a nonqualified stock option, shall designate the number of shares and the exercise price of the options to which they pertain, shall set forth the vesting schedule of the options or state that the options are vested immediately. The Option Agreements shall be in writing, dated as of the date the option is granted, and shall be executed on behalf of the Corporation by such officers as the Board or the Committee shall authorize. Option Agreements generally shall be in such form and contain such additional provisions as the Board or the Committee, as the case may be, shall prescribe, but in no event shall they contain provisions inconsistent with the provisions of the Plan.

     B. Exercise of Options. Options are exercisable only to the extent they are vested. Options granted to employees shall vest either immediately or periodically pursuant to a schedule selected by the Board or the Committee at the same time the option is granted, except that the maximum vesting period for nonqualified stock options shall be five (5) years and the maximum vesting period for incentive stock options shall be seven (7) years. The Option Agreement shall either state that the options are fully vested upon grant and immediately exercisable in full or shall set forth the vesting schedule selected by the Board or the Committee.

     One-sixtieth of options granted to each Outside Director shall vest on the first date of election or appointment of each such Outside Director and an additional one-sixtieth shall vest on the same day of each month thereafter, so long as such Outside Director remains a member of the Board of Directors of the Corporation and, if such Outside Director resigns as an Outside Director after
            ------------------------------------------------------------------
completion of ten (10) or more years of continuous service as an Outside
- - ------------------------------------------------------------------------
Director, so long as such individual survives, until such option is vested in
- - ----------------------------------------------
full. Upon termination of an Outside Director as a member of the Board of Directors by reason of death or disability, all options held by such Outside Director shall vest fully as of the date of termination.

     Optionees may exercise at any time or from time to time all of any portion of a vested option; provided, however, that (i) options granted to any director or "officer" of the Corporation or "beneficial owner" of more than ten percent of any class of equity security of the Corporation, as defined for purposes of Sections 16(a) and 16(b) of the Act shall not be exercisable for a period of at least six months from the date of grant, and (ii) no incentive stock option granted on or before December 31, 1986 may be exercised while there is outstanding any incentive stock option which was granted before the date of the incentive stock option to be exercised and which relates to stock in the Corporation, in a corporation which at the time of granting the earlier incentive stock option was a parent or subsidiary of the Corporation, or in a predecessor corporation of any such corporations. An incentive stock option is considered to be outstanding until such incentive stock option is exercised in full or expires by reason of lapse of time.

     C. Repurchase Amendment. Options granted to employees may be amended to advance the date on which the option shall vest. If an option is so amended, the amendment also may provide that the shares which would not have been vested under the vesting schedule set forth in the Option Agreement shall be subject to repurchase by the Corporation for a specified period of time at the original exercise price if the employment of the optionee is terminated for any reason prior to expiration of the repurchase period. The amendment shall be evidenced by a written agreement (the "Repurchase Amendment") between the Corporation and the optionee, shall be executed on behalf of the Corporation by such officers as the Board or the Committee shall authorize, and shall be in such form and contain such provisions as the Board or the Committee, as the case may be, shall prescribe.

     D. Exercise Price.

        1. Incentive Stock Options. The price at which incentive stock options granted pursuant to the Plan may be exercised shall be determined by the Committee or the Board, which price shall be at least equal to the fair market value of the underlying Common Stock at the date at the options are granted. In the case of incentive stock options granted to a person who owns, immediately after the grant of such incentive stock option, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries (as more fully set forth in Section 3 hereof), the purchase price of the Common Stock covered by such incentive stock option shall not be less than 110% of the fair market value of such stock on the date of grant.

        2. Nonqualified Stock Options. The price at which all nonqualified stock options granted pursuant to the Plan may be exercised, except those options granted on the basis of awards earned for one-year Performance Periods under the Corporation's incentive compensation programs, shall be the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options granted on the basis of awards earned for one-year Performance Periods under the Corporation's incentive compensation programs may be other than the fair market value of the Common Stock on the date of grant only if the exercise price is determined by a formula which is based on the fair market value of the Common Stock, as of a date, or for a period, that is within three months of the date of grant and which is selected by the Board of Directors or Committee, in its sole discretion, and determined by the Board of Directors or Committee, in its sole discretion, to be in the best interests of the Corporation and consistent with the intent of the incentive compensation program. The exercise price as determined under any such formula may be below fair market value of the Common Stock on the date of grant.

        3. Fair Market Value. For purposes of the Plan the term "fair market value" shall be defined as the closing bid price of the Common Stock quoted over the National Association of Securities Dealers Automated Quotation System ("NASDAQ") in the national market on the date of grant of the option or if there is no trade on such date, the closing bid price on the most recent date upon which such Common Stock was traded. In the event that the Common Stock is not traded over NASDAQ, the term fair market value shall be defined as the closing bid price of the Common Stock published in the National Daily Stock Quotation Summary on the date of grant of the option, of if there are no quotations published on such date, on the most recent date upon which such Common Stock was quoted. In the event that the Common Stock is listed upon an established stock exchange or exchanges, such fair market value shall be deemed to be the highest closing price of the Common Stock on such stock exchange or exchanges on the date the option is granted, or if no sale of the Common Stock shall have been made on any exchange on that date, then the next preceding day on which there was a sale of such stock.

        4. Payment. Payment of the exercise price may be in cash, or in the sole discretion of the Board or Committee, (i) by exchange of Common Stock of the Corporation, or (ii) partly in cash and partly by exchange of such Common Stock, provided that the value of such Common Stock shall be the fair market value on the date of exercise, and further provided that such Common Stock shall have been held by the optionee for a period of at least three (3) months prior to the date of exercise.

     The Board or the Committee may permit deferred payment of all or any part of the purchase price of the shares purchased pursuant to the Plan, provided the par value of the shares must be paid in cash.

     E. Termination of Options. Subject to earlier termination as provided below, (i) all nonqualified stock options shall expire, and all rights granted under nonqualified stock Option Agreements shall become null and void on the date specified in the Option Agreement, which date shall be no later than five
(5) years after the nonqualified stock options are granted and (ii) all incentive stock options shall expire, and all rights granted under incentive stock Option Agreements shall become null and void on the date specified in the Option Agreement, which date shall be no later than eight (8) years after the date the incentive stock options are granted.

     Upon termination of an employee's employment with the Corporation or a
Subsidiary for any reason whatsoever, or upon termination of an Outside Director as a member of the Board of Directors for any reason other than resignation as
                                                                --------------
an Outside Director following completion of ten (10) or more years of continuous
- - --------------------------------------------------------------------------------
service as an Outside Director, death or disability, all options held by such
- - -------------------------------
employee or Outside Director which are not exercisable on the date of such termination shall expire. To the extent nonqualified stock options are exercisable on such date, shares subject to nonqualified stock options held by an employee may be purchased during the "exercise period," after which the nonqualified stock options shall expire and all rights granted under the Option
Agreement shall become null and void. The "exercise period" for shares subject to nonqualified stock options held by an employee, his heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the nonqualified stock option expires by its terms, or (ii) (A), except in the case of death or disability, within thirty (30) days, or (B) in the case of death or disability, within one (1) year after the date of termination of employment. Upon termination of an Outside Director as a member of the Board of
Directors for the reason of resignation as an Outside Director following
                            --------------------------------------------
completion of at least ten (10) years of continuous service as an Outside
- - -------------------------------------------------------------------------
Director, death or disability, shares subject to nonqualified stock options may
- - ---------
be purchased by the Outside Director, his heirs, legatees, or legal representatives, as the case may be, at any time until the date on which the nonqualified stock option expires by its terms.

     To the extent incentive stock options are exercisable on the date of termination, shares subject to incentive stock options may be purchased by the employee, his heirs, legatees or legal representatives, as the case may be, on the earlier of (i) the date on which the incentive stock option expires by its terms or (ii) (A) except in the case of death or disability, within thirty (30) days, or (B) in the case of death or disability, within ten (10) weeks after the date of termination of employment, after which the incentive stock options shall expire and all rights under the Option Agreements shall become null and void; provided, however, that if there is outstanding one or more vested incentive stock options granted on or after January 1, 1986, but before January 1, 1987 (a "Post January 1986 Option"), then the period during which shares subject to a Post January 1986 Option may be purchased shall be extended automatically by one business day beyond the expiration date (as extended) of the next earlier outstanding Post January 1986 Option. In no event will any granted and outstanding incentive stock option expire more than three (3) months after the date of the optionee's termination of employment. The foregoing is illustrated by the following examples. In the case of an employee whose employment is terminated, except for death or disability, and who has several vested Post January 1986 Options, the first would expire thirty (30) days after the date of the employee's termination; the second would expire thirty (30) days and one (1) business day after the date of the employee's termination and the third would expire thirty (3) days and two (2) business days after the date of the employee's termination; and so on for up to three (3) months after the date of the termination of the employee's employment. In the case of an employee whose employment is terminated because of death or disability and who has several Post January 1986 Options, the first would expire ten (10) weeks after the date of the employee's termination; the second would expire ten (10) weeks and one (1) business day after the date of the employee's termination; and the third would expire ten (10) weeks and two (2) business days after the date of termination of the employee's termination; and so on for up to three (3) months after the date of the termination of the employee's employment.

     The disability of an optionee shall be determined in the sole discretion of the Board or Committee whose determination of such disability shall be absolute, final and conclusive.

     F. Non-Transferability of Options. Options pursuant to the Plan are not transferable by the optionee otherwise than by will or the laws of descent and distribution, and each option shall be exercisable during the optionee's lifetime only by him. Except as permitted by the preceding sentence, no option nor any right granted under an Option Agreement shall be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such options or of such other rights contrary to the provisions hereof, or to subject such options or such other rights to execution, attachment or similar process, such options and such other rights shall immediately terminate and become null and void.

     G. Adjustment Provisions. Except as otherwise provided in paragraph G, in the event of changes in the Common Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment, or by reason of the dissolution or liquidation of the Corporation, appropriate adjustments may be made in (i) the aggregate number of or class of shares available under the Plan, and (ii) the number, class and exercise price of shares remaining subject to all outstanding options. Whether any adjustment or modification is to be made as a result of the occurrence of any of the events specified in this section, and the extent thereof, shall be determined by the Board, whose determination shall be binding and conclusive. Notwithstanding the previous sentence, in the event of a stock split, stock dividend or other event that is functionally equivalent to a stock split or stock dividend, (i) the number of shares subject to then-outstanding options will be adjusted so that upon exercise of the option, the holder of each option will be entitled to receive the number of shares or other securities which the holder would have been entitled to receive after the event had the option been exercised immediately before the earlier of the date of the consummation of the event or the record date of the event (the "event date"),
(ii) the price of each share subject to then-outstanding options will be adjusted proportionately so that the aggregate purchase price for all then-outstanding options will be the same immediately after the event date as before the event date, (iii) an appropriate and proportionate adjustment will be made as of the event date in the maximum number of shares that may be issued pursuant to options granted under the Plan, (iv) any adjustment with respect to then-outstanding incentive stock options will be made in a transaction that does not constitute a modification under Section 424(h)(3) of the Code, and (v) any option to purchase fractional shares resulting from an adjustment will be eliminated. Existence of the Plan or of Option Agreements pursuant to the Plan shall in no way impair the right of the Corporation or its stockholders to make or effect any adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger, consolidation, dissolution or liquidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Corporation, or any grant of options on its stock not pursuant to the Plan.

VII.  Rights as a Shareholder

     Optionees shall not have any of the rights and privileges of shareholders of the Corporation in respect of any of the shares subject to any option granted pursuant to the Plan unless and until a certificate, if any, representing such shares shall have been issued and delivered.

VIII. Receipt of Prospectus

     Upon the execution of an Option Agreement, each optionee receiving options pursuant to the Plan shall be given a Prospectus, as filed by the Corporation under the Securities Act of 1933, including any exhibits thereto, describing the Plan. Each Option Agreement shall contain an acknowledgment by the optionee that the requirements of this section have been met.

IX.   Successors

     The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of any optionee, including, without limitation, his estate and the executors, administrators or trustees thereof, his heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such optionee.

X.    Termination and Amendment of the Plan

     Subject to obtaining shareholder approval of this Amended and Restated Stock Option Plan E at the annual meeting of the shareholders on May 8, 1992, the Plan shall remain in effect until January 1, 2002, unless sooner terminated as hereinafter provided. The Board shall have complete power and authority at any time to terminate the Plan or to make such modification or amendment thereof as it deems advisable and may from time to time suspend, discontinue or abandon the Plan, provided that no such action by the Board shall adversely affect any right or obligation with respect to any grant theretofore made, and, further provided that without approval by vote of the shareholders, the Board shall not adopt any amendment that would (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the number of shares which may be issued under the Plan (except as provided in paragraph G of Section 6 hereof), or (iii) materially modify the requirements as to eligibility for participation in the Plan.

     An amendment revising the exercise price, date of exercisability, vesting provisions or number of shares subject to an nonqualified stock option granted to an Outside Director shall not be made more frequently than every six months unless necessary to comply with the Code or with the Employee Retirement Income Security Act of 1974, as amended.

XI.   Indemnification of Committee

     In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, Option Agreements or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity, at its own expense, to defend the same.

XII.  Merger of the Corporation

     Unless the options issued pursuant to this Plan are assumed in a transaction to which Section 424(a) of the Code applies, if the Corporation shall (i) merge or consolidate with another corporation under circumstances where the Corporation is not the surviving corporation, (ii) sell all, or substantially all of its assets, or (iii) liquidate or dissolve, then each option shall terminate on the date and immediately prior to the time such merger, consolidation, sale, liquidation or dissolution become effective or is consummated, provided that the holder of the option shall have the right immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution, to exercise any or all of the vested portion of the option, unless such option has otherwise expired or been terminated pursuant to its terms or the terms hereof. In the event of such merger, consolidation, sale, liquidation or dissolution, any portion of an outstanding option which would have vested within one year after the date on which such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated shall vest immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution and shall be part of the vested portion of the option which the holder of the option may exercise.

XIII. Approval of Plan; Effective Date

     The plan was adopted by the Board of Directors on March 22, 1985, effective as of March 22, 1985. The Plan was approved by the shareholders in May 1985. The Plan was amended by resolutions of the Board February 21, 1986, February 17, 1987, March 8, 1987, and March 17, 1988. The Plan was further amended by the Board of Directors on February 18, 1988, subject to shareholder approval at the annual meeting of the shareholders on May 13, 1988. The Plan was further amended by resolutions of the Board on January 7, 1991, and May 10, 1991. The Plan was further amended and restated by the Board of Directors on February 21, 1992, subject to, and effective upon, shareholder approval at the annual meeting of the shareholders on May 8, 1992. The Plan was further amended by the Board of Directors on February 24, 1993, subject to shareholder approval of the amendment at the annual meeting of shareholders on May 14, 1993. The Plan was amended by the Board of Directors on February 24, 1995, subject to shareholder approval of the amendment at the annual meeting of shareholders on May 18, 1995.

                                                                       EXHIBIT C


                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                    OUTSIDE DIRECTORS STOCK-FOR-FEES PLAN

ARTICLE I - PURPOSE OF THE PLAN

     The Outside Directors Stock-for-Fees Plan (the "Plan") is intended to provide a means by which individuals who serve as outside directors of American Management Systems, Incorporated (the "Corporation") may increase their proprietary interest in the Corporation by electing to receive the annual retainer and other fees earned in connection with service as a director in the form of the Corporation's $0.01 par value common stock (the "Common Stock") rather than in cash.

ARTICLE II - ELIGIBILITY

     Each member of the Board of Directors of the Corporation who is not and has not been an officer or employee of the Corporation ("Outside Director") shall be eligible to participate in the Plan.

ARTICLE III - SHARES SUBJECT TO PLAN

     The number of shares authorized to be issued pursuant to the Plan is 100,000 shares of the Corporation's Common Stock subject to adjustment as provided herein. Those shares may consist, in whole or in part, of authorized and unissued shares or shares previously acquired or to be acquired by the Corporation and held in treasury. In the event of any stock dividend, stock split or other event that is functionally equivalent to a stock split or stock dividend, the number of remaining shares authorized for issuance under this Plan shall be adjusted proportionately.

ARTICLE IV - ELECTION TO RECEIVE STOCK

     Each Outside Director shall be permitted to receive the remuneration otherwise payable to the Outside Director as an annual retainer and for attending meetings of the Board of Directors and meetings of the committees of the Board of Directors ("Director's Fees") in the form of Common Stock rather than cash in accordance with the following provisions:

      (a) Election to Participate.  Each Outside Director shall have the
          -----------------------
right to elect to receive Director's Fees in the form of Common Stock rather than cash by tendering an irrevocable written election to the Secretary of the Corporation pursuant to which all Director's Fees otherwise payable to the Outside Director shall be paid in the form of Common Stock as provided in (b) below. Each Outside Director may elect to have one-half or all of the Director's Fees paid in the form of Common Stock. Such election shall become effective six (6) months after its delivery to the Secretary of the Corporation by the Outside Director. Such election shall remain in effect until the earlier of (i) the date six (6) months after such Outside Director shall have delivered to the Secretary of the Corporation irrevocable written notice that his or her participation shall cease as of the date six months following delivery of the notice, or (ii) the date on which such Outside Director terminates as a member of the Board of Directors by reason of resignation, non-reelection, death, or disability. Any Outside Director who having terminated participation in the Plan or having failed to elect to participate in the Plan may elect to participate in the Plan as of the date six (6) months following delivery of irrevocable written notice of such election to the Secretary of the Corporation. An Outside Director who does not elect to have Director's Fees paid in Common Stock shall receive his or her remuneration in cash at such times that such remuneration is otherwise due.

      (b) Issuance of Shares.  If an Outside Director elects to receive
          ------------------
payment of Director's Fees in the form of Common Stock, such Common Stock shall be issued as soon as practicable after the annual meeting of shareholders or meeting of the Board of Directors or committee of the Board of Directors to which such remuneration relates. The number of shares of Common Stock to be issued to such Outside Director shall be determined by dividing:

       (i)  the remuneration otherwise payable to the Outside Director, by

       (ii) the closing price of the Corporation's Common Stock on the determination date (or, if the Corporation's Common Stock is not traded on such date, on the trading day immediately preceding the date of the determination date), rounding up or down any fractional share to the nearest whole share.

     The determination date shall be the date of the relevant meeting of the Board of Directors for which fees are payable.

      (c) Restrictions on Shares.  Shares of Common Stock issued under this
          ----------------------
Plan shall be free of any restrictions except for restrictions applicable under the Securities Exchange Act of 1934, as amended.

ARTICLE V - AMENDMENT AND TERMINATION

     The Board of Directors of the Corporation may amend, modify, alter or terminate the Plan; provided, however, that without the approval of the shareholders of the Corporation:

      (a) the number of Shares which may be reserved for issuance under the Plan may not be increased except as provided in Article III hereof;

      (b) the class of individuals who are eligible to participate in the Plan shall not be modified; and

      (c) the benefits accruing to Outside Directors under the Plan shall not be increased materially;

provided, further, that the Plan may not be amended, modified, or altered
- - -------- -------
more than once in any six (6) month period.

ARTICLE VI - MISCELLANEOUS

      (a) This Plan shall be administered by the Compensation Committee of the Board of Directors.

      (b) The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

      (c) This Plan shall become effective on the date on which it is approved by the shareholders of the Corporation.

                                  Appendix 1

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                             1994 FINANCIAL REPORT



                                   CONTENTS
- - --------------------------------------------------------------------------------


     Business of AMS                                       1

     Financial Statements and Notes                        3

     Report of Independent Accountants                    19

     Management's Discussion and Analysis of Financial
     Condition and Results of Operations                  20

     Five-Year Financial Summary                          24

     Five-Year Revenues by Target Market                  25

     Selected Quarterly Financial Data and Information
     on AMS Stock                                         26

     Other Information                                    27

BUSINESS OF AMS

     Overview

     With 1994 revenues of $460 million, the business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS provides a full range of consulting services from strategic business analysis to the full implementation of solutions that provide genuine results, on time and within budget. AMS measures success based on the results and business benefits achieved by its clients.

     AMS is a trusted business partner for many of the largest and most respected organizations in the markets in which it specializes. Each year, approximately eighty-seven percent of the Company's business comes from clients it worked with in the previous year.

     Organizations in AMS's target markets -- financial services institutions; federal government agencies; state and local governments and education organizations; telecommunications firms; and other large firms -- have a crucial need to exploit the potential benefits of information and systems integration technology. The Company helps clients fulfill this need by continuing to build a professional staff which is composed of experts in the necessary technical and functional disciplines; of managers who can lead large, complex systems integration projects; and of business and computer analysts who do the analysis, design, development, and implementation tasks.

     Another significant component of AMS's business is the development of proprietary software products, either with its own funds or on a cost-shared basis with other organizations. These products are principally licensed as elements of custom tailored systems, and, to a lesser extent, as stand-alone applications. The Company expensed $20.4 million in 1994, $18.7 million in 1993, and $15.3 million in 1992 for research and development associated with proprietary software. As a percentage of Services and Products (S&P) revenues, license and maintenance fee revenues were less than 15% during the last three years.

     AMS has expanded internationally by establishing nine foreign subsidiaries or branches: AMS Management Systems Deutschland GmbH (Germany); AMS Management Systems Europe, S.A./N.V. (Belgium); AMS Management Systems U.K. Ltd (United Kingdom) and its branch in Portugal; Nordic Business Management Systems AB (Sweden); AMSY Management Systems Netherlands B.V.; AMS Management Systems Australia Pty. Ltd; AMS Management Systems Mexico S.A. de C.V.; and AMS Management Systems Canada, Inc. Services and products revenues attributable to foreign operations of AMS were approximately $92.1 million in 1994, $52.8 million in 1993, and $45.9 million in 1992. Additional information on revenues, operating profits, and assets attributable to AMS's geographic areas of operation is provided in Note 12 of the consolidated financial statements appearing in Exhibit 13 of this Form 10-K.

     Founded in 1970, AMS serves clients worldwide. AMS's 4,250 full-time employees are located at our headquarters in Fairfax, Virginia, and in offices in 41 cities throughout North America and Europe.

     Financial Services Institutions

     AMS provides information technology consulting and systems integration services to money center banks, major regional banks, insurance companies, and other large financial services firms. The Company specializes in corporate and international banking, consumer credit management, global custody and securities control systems, and bank management information systems.

     Federal Government Agencies

     The Company's clients include civilian and defense agencies and aerospace companies. Assignments require knowledge of agency programs and management practices as well as expertise in computer systems integration. AMS's work for defense agencies often involves specialized expertise in engineering and logistics.

     State and Local Government and Education

     AMS markets systems consulting and integration services, and application software products, to state, county, and municipal governments for financial management, revenue management, human resources, social services, and public safety functions. The Company also markets services and application software products to universities and colleges.

     Telecommunications Firms

     AMS markets application systems for order processing, billing, accounts receivable, and collections for local exchange and interexchange carriers. Most of the Company's work involves implementing customized capabilities using AMS's application packages as a foundation and implementing customized capabilities for cellular telephone companies.

     Other Corporate Clients

     The Company also solves information systems problems for the largest firms in other industries. AMS has systems integration and operations contracts with several large organizations and intends to pursue more. AMS provides technical training and technical consulting services in software technology for large scale business systems.

FINANCIAL STATEMENTS AND NOTES


American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31
(In thousands except per share data)            1994       1993       1992
- - --------------------------------------------------------------------------------
REVENUES
      Services and Products                   $408,814   $321,641   $295,567
      Reimbursed Expenses                       51,039     42,378     36,977
                                              --------   --------   --------
                                               459,853    364,019    332,544
EXPENSES
      Client Project Expenses                  246,836    189,336    175,219
      Other Operating Expenses                 140,122    115,557    104,693
      Corporate Expenses                        32,604     28,359     23,250
                                              --------   --------   --------
                                               419,562    333,252    303,162

INCOME FROM OPERATIONS                          40,291     30,767     29,382

OTHER (INCOME) EXPENSE
      Interest Expense                           1,361        674        977
      Other Expense                                            56        283
      Other Income                                (597)      (670)    (1,245)
                                              --------   --------   --------
                                                   764         60         15

INCOME BEFORE INCOME TAXES                      39,527     30,707     29,367

INCOME TAXES                                    16,136     12,922     11,887
                                              --------   --------   --------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING FOR INCOME TAXES                 23,391     17,785     17,480

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 FOR INCOME TAXES                                                      1,600

NET INCOME                                      23,391     17,785     19,080
                                              --------   --------   --------
DIVIDENDS AND ACCRETION ON SERIES B
 PREFERRED STOCK                                   266        805      1,523
                                              --------   --------   --------
NET INCOME TO COMMON SHAREHOLDERS             $ 23,125   $ 16,980   $ 17,557
                                              ========   ========   ========
WEIGHTED AVERAGE SHARES AND EQUIVALENTS         25,821     24,442     23,644
                                              ========   ========   ========
INCOME PER COMMON SHARE BEFORE CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING FOR INCOME
 TAXES                                        $   0.90   $   0.69   $   0.67

CUMULATIVE EFFECT PER COMMON SHARE OF
 CHANGE IN ACCOUNTING FOR INCOME TAXES                                  0.07
                                              --------   --------   --------
NET INCOME PER COMMON SHARE                   $   0.90   $   0.69   $   0.74
                                              ========   ========   ========

- - --------------------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED BALANCE SHEETS

December 31 (In thousands)                                      1994       1993
- - ------------------------------------------------------------------------------------
ASSETS
- - ------------------------------------------------------------------------------------
CURRENT ASSETS
   Cash and Cash Equivalents                                  $ 34,238   $ 15,600
   Accounts and Notes Receivable                               141,089    100,992
   Prepaid Expenses and Other Current Assets                     6,669      8,600
                                                              --------   --------
                                                               181,996    125,192

FIXED ASSETS
   Equipment                                                    52,697     41,485
   Furniture and Fixtures                                       12,044     10,194
   Leasehold Improvements                                       10,608      9,627
                                                              --------   --------
                                                                75,349     61,306
   Accumulated Depreciation and Amortization                   (46,674)   (40,006)
                                                              --------   --------
                                                                28,675     21,300

OTHER ASSETS
   Purchased and Developed Computer Software (Net of
   Accumulated Amortization of $41,094,000 and
    $30,873,000)                                                28,786     24,632
   Intangibles (Net of Accumulated Amortization of
    $1,581,000 and $1,079,000)                                   7,365      2,669
   Other Assets (Net of Accumulated Amortization of
    $3,513,000 and $3,224,000)                                   5,360     11,181
                                                              --------   --------
                                                                41,511     38,482
                                                              --------   --------
 TOTAL ASSETS                                                  $252,182   $184,974
                                                               ========   ========

- - --------------------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED BALANCE SHEETS


December 31 (In thousands)                                   1994       1993
- - --------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
- - --------------------------------------------------------------------------------
CURRENT LIABILITIES
   Notes Payable and Capitalized Lease Obligations         $  9,424   $  3,000
   Accounts Payable                                           6,988      7,580
   Accrued Incentive Compensation                            17,134     12,510
   Other Accrued Compensation and Related Items              16,603     11,906
   Deferred Revenues                                         25,673     14,157
   Other Accrued Liabilities                                  3,896        970
   Income Taxes Payable                                       1,778        174
                                                           --------   --------
                                                             81,496     50,297
   Deferred Income Taxes                                     11,047      7,568
                                                           --------   --------
                                                             92,543     57,865

NONCURRENT LIABILITIES
   Notes Payable and Capitalized Lease Obligations           12,933     11,000
   Other Accrued Liabilities                                    704      1,090
   Deferred Income Taxes                                      7,688      7,544
                                                           --------   --------
                                                             21,325     19,634
                                                           --------   --------

TOTAL LIABILITIES                                           113,868     77,499

REDEEMABLE CONVERTIBLE PREFERRED STOCK
   Preferred Stock (Series B, 7.5% Cumulative Dividend,
    $0.10 Par Value, 2,500,000 Shares Authorized, None
    and 560,500 Issued and Outstanding)                           -      8,478
   Accrued Dividends                                              -         22
                                                           --------   --------
                                                                  -      8,500

OTHER STOCKHOLDERS' EQUITY
   Preferred Stock ($0.10 Par Value; 1,500,000 Shares
    Authorized, None Issued or Outstanding)
   Common Stock ($0.01 Par Value; 40,000,000 Shares
    Authorized, 32,201,104 and 30,225,408 Issued and
    26,196,520 and 24,172,401 Outstanding)                      322        302
   Capital in Excess of Par Value                            60,341     44,849
   Retained Earnings                                        112,583     89,458
   Currency Translation Adjustment                           (1,354)    (1,471)
   Common Stock in Treasury, at Cost
    (6,004,584 and 6,053,007 Shares)                        (33,578)   (34,163)
                                                           --------   --------
                                                            138,314     98,975
                                                           --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $252,182   $184,974
                                                           ========   ========

- - --------------------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31 (In thousands)                         1994       1993       1992
- - ----------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                  $ 23,391   $ 17,785   $ 19,080
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
  Cumulative Effect of Accounting Change                           -          -     (1,600)
  Depreciation and Amortization                               20,710     17,613     15,212
  Deferred Income Taxes                                        5,211      5,074     (2,918)
  Provision for Doubtful Accounts                              1,500      1,000      1,986
  (Gain) Loss on Disposal of Assets                              (25)        56        127
  Changes in Assets and Liabilities:
    Increase in Trade Receivables                            (40,980)   (16,127)   (15,675)
    Decrease (Increase) in Prepaid Expenses and Other
     Current Assets                                            1,914     (4,445)    (1,144)
    (Increase) Decrease in Other Assets                       (1,947)       722       (621)
    Increase in Incentive Compensation                         5,210      5,350      2,617
    Increase (Decrease) in Accounts Payable and Other
     Accrued Compensation and Liabilities                      5,744      1,426       (308)
    Increase (Decrease) in Deferred Revenues                  10,982     (2,320)     4,415
    Increase in Income Taxes Payable                           1,604        177      2,735
                                                            --------   --------   --------
  Net Cash Provided from Operating Activities                 33,314     26,311     23,906
                                                            --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Fixed Assets                                   (17,003)   (13,285)    (7,611)
  Purchase of Computer Software                               (1,550)    (1,416)    (1,643)
  Investment in Software Products                             (9,916)   (11,714)    (6,303)
  Other Investments and Intangibles                              (57)    (9,050)         -
  Proceeds from Sale of Fixed Assets and Computer
   Software                                                      220        666        303
                                                            --------   --------   --------
  Net Cash Used in Investing Activities                      (28,306)   (34,799)   (15,254)
                                                            --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings                                                  12,824     15,000          -
  Payments on Borrowings                                      (4,467)    (6,467)    (6,485)
  Proceeds from Common Stock Options Exercised                 5,446      2,903      7,711
  Payments to Acquire Treasury Stock                              (2)   (18,724)    (3,274)
  Dividends Paid on Preferred Stock                             (288)      (834)    (1,350)
                                                            --------   --------   --------
  Net Cash Provided (Used) in Financing Activities            13,513     (8,122)    (3,398)

  Increase (Decrease) in Currency Translation Adjustment         117       (272)    (1,212)
                                                            --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          18,638    (16,882)     4,042

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                15,600     32,482     28,440
                                                            --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $ 34,238   $ 15,600   $ 32,482
                                                            ========   ========   ========
NON-CASH OPERATING AND FINANCING ACTIVITIES:
  Treasury Stock Utilized to Satisfy Accrued
   Incentive Compensation Liability                         $    587   $  2,132   $    430
  Conversion of Preferred Stock to Common Stock                8,478      9,220          -

- - --------------------------
See Accompanying Notes to Consolidated Financial Statements.

In the first quarter of 1994, the Company completed the purchase accounting related to the December 1993 acquisition of Vista Concepts, Inc., resulting in increases, not reflected above, in Intangibles, Purchased Computer Software, Accounts Receivable, Other Accrued Liabilities, and Accounts Payable.

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN OTHER STOCKHOLDERS' EQUITY

                                           Common                                                                  Total
                                           Stock      Capital in     Currency                                      Other
                                         (Par Value   Excess of     Translation    Retained       Treasury      Stockholders'
                                           $0.01)     Par Value     Adjustment     Earnings         Stock          Equity
- - ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991, as
 Previously Reported                      $180,549   $21,842,992   $    13,079   $ 54,920,375   $(14,727,630)   $ 62,229,365

Effect of October 1994 3 for 2 Stock
 Split on December 31,1991 Balances         90,275       (90,275)

 Common Stock Options Exercised             13,563     7,698,024                                                   7,711,587
 Tax Benefit Related to Exercise of
  Common Stock Options                                 2,316,803                                                   2,316,803
 Currency Translation Adjustment                                    (1,211,638)                                   (1,211,638)
 Common Stock Repurchased                                                                         (3,274,357)     (3,274,357)
 Restricted Stock Awarded                                                                            430,802         430,802
 1992 Net Income                                                                   19,079,796                     19,079,796
 Dividends and Accretion of Series B
  Preferred Stock                                                                  (1,522,467)                    (1,522,467)
                                          --------   -----------   -----------    -----------   ------------     -----------
Balance, December 31, 1992                 284,387    31,767,544    (1,198,559)    72,477,704    (17,571,185)     85,759,891

 Common Stock Options Exercised              4,153     2,899,119                                                   2,903,272
 Preferred Stock Converted                  13,715     9,206,339                                                   9,220,054
 Tax Benefit Related to Exercise of
  Common Stock Options                                   975,136                                                     975,136
 Currency Translation Adjustment                                      (272,146)                                     (272,146)
 Common Stock Repurchased                                                                        (18,723,923)    (18,723,923)
 Restricted Stock Awarded                                                                          2,132,025       2,132,025
 1993 Net Income                                                                   17,785,389                     17,785,389
 Dividends and Accretion on Series B
  Preferred Stock                                                                    (804,846)                      (804,846)
                                          --------   -----------   -----------    -----------   ------------     -----------
Balance, December 31, 1993                 302,255    44,848,138    (1,470,705)    89,458,247    (34,163,083)     98,974,852

 Common Stock Options Exercised              7,145     5,438,691                                                   5,445,836
 Preferred Stock Converted                  12,611     8,465,874                                                   8,478,485
 Tax Benefit Related to Exercise of
  Common Stock Options                                 1,587,710                                                   1,587,710
 Currency Translation Adjustment                                       116,819                                       116,819
 Common Stock Repurchased                                                                             (1,794)         (1,794)
 Restricted Stock Awarded                                                                            586,751         586,751
 1994 Net Income                                                                   23,390,677                     23,390,677
 Dividends and Accretion on Series B
  Preferred Stock                                                                    (265,645)                      (265,645)
                                          --------   -----------   -----------    -----------   ------------     -----------
 Balance, December 31, 1994               $322,011   $60,340,413   $(1,353,886)  $112,583,279   $(33,578,126)   $138,313,691
                                          ========   ===========   ===========    ============  ============    ============

- - --------------------------
See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - ------------------------------------------

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

A.  Revenue Recognition

    Revenues on fixed-price contracts are recorded on the percentage of completion method based on the relationship of costs incurred to the estimated total costs of the project. Revenues on cost reimbursable contracts and time and material contracts are recorded as labor and other expenses are incurred. Losses on contracts are recorded in the period they are first determined.

    Revenue from licenses of "off-the-shelf" software packages, where the Company has insignificant remaining obligations, are recorded at the time of delivery, less an amount equal to the costs required to complete the performance of the contract which is later recognized on a percentage of completion basis. In contracts where the Company has significant obligations, all revenues are recognized on a percentage of completion basis. Revenues from software maintenance contracts are recognized ratably over the maintenance period.

    Revenues for computer services are recorded on the basis of usage at scheduled contract prices per unit of production, or the contract minimum monthly charge, whichever is greater.

    The costs associated with cost-plus government contracts are subject to audit by the U.S. Government. In the opinion of management, no significant adjustments or disallowances of costs are anticipated beyond those provided for in the financial statements.

B.  Software Development Costs

    The Company develops proprietary software products using its own funds, or on a cost-shared basis with other organizations, and records such activities as research and development. These software products are then licensed to customers, either as stand-alone applications, or as elements of custom-built systems.

    The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 -- Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. For projects fully funded by the Company, significant development costs incurred beyond the point of demonstrated technological feasibility are capitalized and, after the product is available for general release to customers, such costs are amortized on a straight-line basis over a three-year period or other such shorter period as might be required. The Company recorded $8,409,000 of amortization in 1994, $7,679,000 in 1993, and $5,992,000 in 1992. Unamortized costs were $24,041,000, and $22,539,000 at December 31, 1994 and 1993, respectively.

    Including the above mentioned amortization expense, the Company expensed $20,421,000 in 1994, $18,686,000 in 1993, and $15,282,000 in 1992, for research and development.

    Purchased software licenses will continue to be accounted for as set forth in Note 1.C.

C.  Fixed Assets and Purchased Computer Software Licenses

    Fixed assets and purchased computer software licenses are recorded at cost. Furniture, fixtures, and equipment are depreciated over estimated useful lives ranging from 3 to 15 years. Leasehold improvements are amortized ratably over the lesser of the applicable lease term or the useful life of the improvement. For financial statement purposes, depreciation is computed using the straight-line method. Purchased software licenses are amortized over two to five years using the straight-line method.

D.  Income Taxes

    Deferred income taxes included in the accompanying financial statements are primarily the result of (i) the use of the accrual method of accounting for financial statement purposes versus the use of a modified accrual method of accounting for income tax purposes, and (ii) for certain assets the use of different depreciation methods for financial reporting than for tax reporting.

E.  Net Income per Common Share

    Net income per common share has been computed using the treasury stock method based on the weighted average number of common shares and equivalent common shares outstanding. All share and per share amounts (except with respect to historical discussions of IBM holdings of common stock and except where otherwise noted) have been adjusted to reflect the Company's three-for-two stock splits, effective October 28, 1994, and June 19, 1992, respectively.

F.  Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

G.  Currency Translation

    For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, the Company translates income statement amounts at the average monthly exchange rates throughout the year. The Company translates assets and liabilities at year-end exchange rates. The resulting translation adjustments are shown as a separate component of Other Stockholders' Equity.

H.  Accounting Change

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS No. 109") -- Accounting for Income Taxes, which requires a liability approach for financial accounting and reporting for income taxes rather than a deferral approach as required by previous accounting standards. The Company adopted SFAS No. 109 in the first quarter of 1992, and the cumulative effect, in 1992, was a reduction in deferred income taxes, and a corresponding increase in net income, of $1.6 million.

I.  Principles of Consolidation

    The consolidated financial statements include the accounts of American Management Systems, Incorporated and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

NOTE 2 -- SIGNIFICANT CUSTOMERS

    Total revenues from the U.S. Government, comprising 69 clients in 1994, 74 clients in 1993, and 85 clients in 1992, were approximately $88.5 million in 1994, $80.1 million in 1993, and $78.0 million in 1992. No other customer accounted for 10% or more of total revenues in 1994, 1993, or 1992.


NOTE 3 -- SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

    On September 11, 1989, the Company sold to International Business Machines Corporation ("IBM") 11,700 shares of 7.5% Series A Cumulative Convertible Preferred Stock for $18 million. On November 13, 1989, these shares were exchanged for 1,170,000 shares of 7.5% Series B Cumulative Convertible Preferred Stock ("Series B Shares"), reducing the per share price to $15.38. The Series B Shares entitled the holders to an annual 7.5% cumulative preferred dividend ($1.15 per share).

    In February 1993, the Company and IBM agreed to restructure IBM's equity relationship with the Company. Under the modified equity agreement, IBM converted 409,500 Series B Shares (equivalent to 35% of the Series B Shares originally issued to IBM) into 614,250 shares of Common Stock on February 5, 1993, whereupon AMS purchased such shares of Common Stock from IBM at a purchase price of approximately $22.64 per share. The modified agreement permitted IBM to sell, at any time before September 10, 1994, such number of shares of Common Stock acquired on conversion of Series B Shares (approximately 264,000 shares of Common Stock at the current conversion ratio) as would reduce IBM's holdings to below five percent of the Company's outstanding voting securities. The Company had a right of first refusal with respect to such proposed sales. In June 1993, the Company exercised such right and acquired 300,000 shares of common stock (on conversion of 200,000 Series B Shares) for $16.00 per share. As of December 31, 1993, these Series B Shares were convertible at any time into Common Shares on a one-for-one and one-half basis and represented a 4.8% interest in the voting power of the Company on a fully diluted basis.

    In May 1994, IBM converted all of its remaining 560,500 Series B Shares into 840,750 shares of Common Stock. Shortly after conversion IBM sold all of such shares of Common Stock into the market. Because of the conversions of Series B Shares described above, dividends payable in both 1994 and 1993 decreased from prior years. Dividends paid to IBM were $288,000 in 1994 and $834,000 in 1993.

NOTE 4 -- ACCOUNTS AND NOTES RECEIVABLE


December 31 (In thousands)           1994        1993
- - ------------------------------------------------------
Trade Accounts Receivable
  Amounts Billed                   $ 98,902   $ 71,270
  Amounts Not Billed                 42,299     23,684
  Contract Retentions                 3,882      5,220
                                   --------   --------
  Total                             145,083    100,174

Notes Receivable                          0         20
Other Receivables                      (734)     2,595
Allowance for Doubtful Accounts      (3,260)    (1,797)
                                   --------   --------
  Total                            $141,089   $100,992
                                   ========   ========


    Approximately 10.7% of the December 31, 1994 total accounts receivable balance relates to work performed by the Company under subcontractor agreements between the Company and a prime contractor in the child support enforcement business. These amounts span four different contracts which the prime contractor has with state/local government clients in three states.

NOTE 5 -- NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

    In December 1993, the Company entered into a multi-currency revolving credit agreement with NationsBank of North Carolina, N.A. (the "NationsBank Agreement") that provides for borrowings of up to $15 million (or the US Dollar "USD" equivalent), less outstanding letters of credit issued by NationsBank, which at December 31, 1993 totaled $1.0 million. The revolving credit loan bears interest, for USD borrowings, at the lesser of NationsBank's prime rate or 0.50% over the weekly federal funds rate, and for non-USD borrowings, 0.50% over the NationsBank's 30-day LIBOR rate. The credit facility allows certain of the Company's foreign subsidiaries to borrow funds, directly from NationsBank in their local currencies. In addition, the NationsBank Agreement requires an annual commitment fee equal to 0.25% of the $15 million commitment, payable in quarterly installments. Amounts outstanding under the revolving credit loan on December 31, 1996 are automatically converted to a four-year term note at terms defined in the NationsBank Agreement.

    In August 1994, the Company and NationsBank negotiated Amendment Number 1 to the NationsBank Agreement, which increased the borrowing capacity from $15 million to $25 million, with a corresponding increase in the annual commitment fee. All other terms of that agreement remain in force.

    In July 1994, the Company entered into a separate revolving credit agreement with Wachovia Bank of North Carolina, N.A. (the "Wachovia Agreement") that provides for borrowings of up to $15 million, in USD, and by the parent company only. All other terms, including automatic conversion to a term note, are similar to the NationsBank Agreement.

    Both revolving credit facilities contain similar covenants which the Company must comply with. These include; i) maintaining a minimum stockholders' equity (excluding treasury stock) of $80 million, ii) maintaining a current ratio of at least 1.25 to 1.00, iii) having a debit/equity ratio which does not exceed 2.0 to 1.0, iv) the Company's interest coverage ratio cannot be greater than 3.0 to 1.0, and v) the Company is limited to new money debt borrowings, excluding the revolving credit facilities, of $10 million annually. At December 31, 1994 the Company was in compliance with all covenants.

    The aggregate weighted average borrowings under the NationsBank Agreement was approximately $2,800,000 in 1994 and $15,000 during 1993, at daily weighted average interest rates of approximately 5.3% in 1994 and 4.0% in 1993. The maximum borrowed under this agreement was $11.6 million during 1994 and $2.5 million during 1993. During 1994, there were no borrowings under the Wachovia Agreement.

    In January 1994, the Company entered into an $8 million, unsecured 5-year term loan, at an interest rate of 5.25%, to finance the purchase of Vista Concepts, Inc. (see Note 6). Principal and interest are payable monthly through January 1999.

    During 1993, the Company entered into two unsecured, 5-year term loans totaling $15 million, at interest rates between 5.25% and 5.40% and with principal and interest payable monthly through 1998. Funds were used to prepay a $5 million unsecured note, bearing interest at 10.75%, and to replace working capital that had been used in reacquiring the Company's Common Stock.

    The following schedule summarizes the total outstanding notes and capitalized lease obligations. Differences between the face value and the fair value are considered immaterial.


December 31 (In thousands)                                1994     1993
- - ------------------------------------------------------------------------

Revolving Line-of-Credit at December 31,                 $ 4,800

Unsecured Notes With Interest at 5.25% - 5.40%
 Principal and Interest Payable Monthly Through
 January 1999                                             17,533  $14,000

Capital Lease, Payable Monthly Through December 1995          24
                                                         -------  -------
Total Notes Payable and Capitalized Lease Obligations    $22,357  $14,000
                                                         =======  =======
Principal amounts are repayable as shown below:
  1995                                                   $ 9,424
  1996                                                     4,600
  1997                                                     4,600
  1998                                                     3,600
  1999                                                       133
                                                         -------
                                                          22,357
  Less Current Portion                                     9,424
                                                         -------
  Long-Term Portion                                      $12,933
                                                         =======

  Interest paid by the Company totalled $1,361,000 in 1994, $674,000 in 1993, and $977,000 in 1992.



NOTE 6 -- ACQUISITION OF VISTA CONCEPTS, INC.

  On December 31, 1993, the Company acquired Vista Concepts, Inc., a wholly-owned subsidiary of NYNEX, for approximately $7.3 million. Initially, the Company used its internal cash resources to acquire the common stock of VISTA and in early 1994 entered into an $8 million 5-year unsecured term note to finance the purchase.

  The acquisition has been accounted for as a purchase and the excess of cost over the fair value of net assets acquired is being amortized over 15 years.

NOTE 7 -- EQUITY SECURITIES

    At December 31, 1994, the Company had a stock option plan, 1992 Amended and Restated Plan E (the "1992 Plan E"), under which the Company was authorized to issue up to 2,250,000 shares of common stock as incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). The 1992 Plan E, which was approved by the shareholders in May, 1992, replaced Stock Option Plan E. Under both plans, the exercise price of an ISO granted is not less than the fair market value on the date of grant and for NSOs, the exercise price is either the fair market value on the date of the grant or, when granted in connection with one-year performance periods under the Company's incentive compensation program, the exercise price may be determined by a formula which is based on the fair market value of the common stock as of a date, or for a period, that is within three months of the date of grant. In cases where the average market value exceeds the exercise price, the differential is recorded as compensation expense. Under both plans, options expire up to eight years from the date of grant. Options granted are exercisable immediately, in monthly installments, or at a future date, as determined by the appropriate Board committee or as otherwise specified in the plan.

    At December 31, 1994, there were 1,036,584 shares available for the grant of future options under the 1992 Plan E. No options remain available for grant under the previous stock option plans. The number of option shares outstanding and exercisable, at December 31, 1994, under Plan E and 1992 Plan E combined was 1,620,053 for which the aggregate exercise price was $17,634,618.

    Additional information with respect to stock options awarded pursuant to such plans is summarized in the following schedule.



                                             Number of
                                               Option     Exercise Price
                                               Shares        per Share
- - --------------------------------------------------------------------------
For the Year Ended December 31, 1992:
  Options Granted                               454,838  $ 8.56 - $14.50
  Options Canceled                               21,120    5.11 -   8.62
  Options Exercised                           1,291,477    1.28 -   8.62
  Balance Outstanding at December 31, 1992    2,218,326    1.30 -  14.50

For the Year Ended December 31, 1993:
  Options Granted                               698,672   10.25 -  15.17
  Options Canceled                               11,066    5.32 -  15.17
  Options Exercised                             480,242    1.30 -  13.08
  Balance Outstanding at December 31, 1993    2,425,690    2.86 -  15.17

For the Year Ended December 31, 1994
  Options Granted                               484,202   12.67 -  17.25
  Options Canceled                               32,647    5.39 -  15.17
  Options Exercised                             714,546    2.86 -  15.17
  Balance Outstanding at December 31, 1994    2,162,699    5.17 -  17.25

     The Company did not repurchase, other than fractional shares resulting from the October stock split, any of its common stock during 1994. In 1993, the Company repurchased 915,050 shares of its common stock principally from IBM.
The Company had also repurchased 194,210 shares of its common stock in 1992 principally in the open market. At its February 1995 meeting, the Board authorized the Company to expend up to $10,000,000, to repurchase additional shares of its common stock, from time to time, for its stock-based benefit plans or for other corporate purposes.

NOTE 8 -- INCOME TAXES


Year Ended December 31 (In thousands)                             1994     1993      1992
- - ---------------------------------------------------------------------------------------------
Income before income taxes for the years ended
 December 31 was derived in the following
 jurisdictions:
   Domestic                                                      $36,827   $33,509   $26,386
   Foreign                                                         2,700    (2,802)    2,981
                                                                 -------   -------   -------
                                                                 $39,527   $30,707   $29,367
                                                                 =======   =======   =======

The provision for income taxes is comprised of the following:
 Current:
   Federal                                                       $ 7,844   $ 6,803   $12,075
   State                                                           2,110     1,318     2,271
   Foreign                                                           971      (273)      459
 Deferred:
   Federal                                                         5,078     4,125    (2,820)
   State                                                             192       949      (873)
   Foreign                                                           (59)        -       775
                                                                 -------   -------   -------
 Total Provision                                                 $16,136   $12,922   $11,887
                                                                 =======   =======   =======

Tax expenses were different from the amounts computed by
 applying the statutory federal income tax rate to income
 before taxes.
The differences were as follows:
 Federal Tax Provision Based on Statutory Rates                  $13,834   $10,747   $ 9,985
 Research and Development Tax Credits, Net of Addback               (594)     (534)      (53)
 State Income Tax, Net of Federal Income Tax Benefit               1,897     1,534     1,464
 Other                                                               999     1,175       491
                                                                 -------   -------   -------
 Actual Tax Provision                                            $16,136   $12,922   $11,887
                                                                 =======   =======   =======

Deferred tax liabilities (assets) were comprised of the
 following for the years ended December 31:
 Liabilities:
   Unbilled Receivables                                          $14,979   $11,476   $ 7,730
   Capitalized Software                                            9,767     9,440     7,520
   Other                                                           3,744     3,299     3,252
                                                                 -------   -------   -------
 Total Gross Deferred Tax Liabilities                             28,490    24,215    18,502

 Assets:
   Deferred Maintenance Revenue                                   (3,254)   (4,350)   (4,309)
   Restricted Stock                                               (1,911)   (1,701)   (1,088)
   Accrued Leave Costs                                            (1,783)   (1,404)   (1,050)
   Bad Debt Expense                                               (1,590)     (707)     (555)
   Other Deferred Revenue                                           (151)     (211)   (1,083)
   Other                                                          (1,066)     (730)     (130)
                                                                 -------   -------   -------
 Total Gross Deferred Tax Assets                                  (9,755)   (9,103)   (8,215)
                                                                 -------   -------   -------
 Net Deferred Tax Liabilities                                    $18,735   $15,112   $10,287
                                                                 =======   =======   =======

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 -- Accounting for Income Taxes, which requires a liability approach for financial accounting and reporting for income taxes rather than a deferral approach as required by previous accounting standards. The Company adopted SFAS No. 109 in the first quarter of 1992, and the cumulative effect was a reduction in deferred income taxes, and a corresponding increase in net income, of $1.6 million. The Company has reflected the cumulative effect of adopting SFAS No. 109 as a change in accounting principle. The Company expects to use all of the above deferred tax assets, given the relatively short reversal patterns, to offset future income tax liabilities and, accordingly, has not established a deferred tax asset valuation allowance.

     The Company paid income taxes of approximately $9,125,000, $11,767,000, and $14,184,000, in 1994, 1993, and 1992, respectively.


NOTE 9 -- EMPLOYEE PENSION PLAN

     The Company has established a simplified employee pension plan, which became effective January 1, 1980. Contributions are based on the application of a percentage specified by the Company to the qualified gross wages of eligible employees. The Company makes annual contributions to the plan equal to the amount accrued for pension expense. Total expense of the plan was $5,218,000 in 1994, $4,526,000 in 1993, and $3,990,000 in 1992.


NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     The Company occupies production facilities and office space (real property) and uses various pieces of equipment under operating lease agreements, expiring at various dates through the year 2007.

     The commitments under these agreements, as of December 31, 1994, are summarized in the table below. Payments under the real property leases are generally subject to escalation based upon increases in the Consumer Price Index, operating expenses, and property taxes. Sublease income represents payments due to the Company from third parties under formal sublease agreements covering real property.

     Operating lease expense for 1994, 1993, and 1992, was approximately $21,407,000, $18,639,000, and $22,126,000, respectively.

     The Company recorded rental income of $513,000 in 1994, $688,000 in 1993, and $324,000 in 1992, which were principally related to subleases of space not being utilized by the Company.

     The Company has several loan agreements that restrict or limit: the amount of dividends that can be paid; the selling or pledging of accounts receivable; the transfer of assets to a subsidiary; and the amount of cash that can be used to acquire another business. In addition, these agreements stipulate that the Company must maintain certain financial ratios and minimum levels of shareholders' equity.

     The Company has an extended leave program for titled employees that provides for compensated leave of eight weeks after seven years of service. The leave is not vested and can be taken only at the discretion of management. Because of the extended period over which the leave accumulates and the highly discretionary nature of the program, the amount of extended leave accumulated at any period end, which will ultimately be taken, is indeterminable.
Consequently, the Company expenses such leave as it is taken.

                           Gross Rentals and Maintenance Payments
                           --------------------------------------
                                                                           Net Rentals
                                                                               and
                                                                Sublease   Maintenance
(In thousands)           Real Property     Equipment     Total   Income      Payments
- - ---------------------------------------------------------------------------------------

1995                     $ 16,860            $2,570    $ 19,430    $288     $ 19,142
1996                       15,988             2,015      18,003      14       17,989
1997                       14,166             1,178      15,344               15,344
1998                       13,199               304      13,503               13,503
1999                       12,352               145      12,497               12,497
2000 through 2012          87,456                 -      87,456               87,456
                         --------            ------    --------    ----     --------

Total                    $160,021            $6,212    $166,233    $302     $165,931
                         ========            ======    ========    ====     ========


NOTE 11 -- RELATED PARTY TRANSACTIONS

     The Company incurred legal fees and reimbursable expenses payable to Shaw, Pittman, Potts & Trowbridge, general counsel to the Company, totaling approximately $2,045,000, $1,447,000, and $1,617,000, in 1994, 1993, and 1992,
respectively. A member of the firm of Shaw, Pittman, Potts & Trowbridge is the spouse of one of the Company's executive officers.

     IBM committed to purchase minimum levels of service from the Company through 1994 pursuant to a multi-year work agreement. The multi-year agreement was amended in February 1993. Under the modified agreement, IBM had the quarterly option of making a payment to the Company in lieu of purchasing the aforementioned minimum levels of service during 1993 and 1994. During 1994 and 1993, IBM elected to make the quarterly payments. Revenues earned by the Company, pursuant to this and other consulting service contracts with IBM, including the quarterly payments, amounted to $6,707,000 in 1994, $12,382,000 in 1993, and $25,106,000 in 1992. The Company had approximately $1,070,000,
$1,684,000, and $1,862,000, in accounts receivable due from IBM at December 31, 1994, 1993, and 1992, respectively. Margins earned by the Company under its contracts with IBM fall within the range of margins earned on its other commercial contracts.

NOTE 12 -- BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

     AMS operates in one industry segment -- providing computer and information technology products and services to large clients in targeted vertical markets. However, AMS markets its services and products worldwide and its operations can be grouped into two main geographic areas according to the location of each AMS company. The two groupings consist of United States locations and foreign locations (Canada, England, Belgium, Portugal, Sweden, The Netherlands, and Germany). Pertinent financial data, by geographic area, is summarized below.



Year Ended December 31 (In thousands)              1994        1993        1992
- - --------------------------------------------------------------------------------
Services and Products Revenues
 U.S. Companies                                 $356,264    $288,365    $272,185
 Foreign Companies                                52,550      33,276      23,382
                                                --------    --------    --------
 Consolidated Total                              408,814     321,641     295,567
                                                ========    ========    ========

Income (Loss) From Operations
 U.S. Companies                                   37,587      33,700      25,960
 Foreign Companies                                 2,704      (2,933)      3,422
                                                --------     --------   --------
 Consolidated Total                               40,291      30,767      29,382
                                                ========    ========    ========

Identifiable Assets
 U.S. Companies                                  231,530     172,559     153,158
 Foreign Companies                                20,652      12,415      12,717
                                                --------    --------    --------
 Consolidated Total                             $252,182    $184,974    $165,875
                                                ========    ========    ========

     Revenues from AMS's U.S. Companies include export sales to non-U.S. clients of $39,558,000 in 1994, $19,547,000 in 1993, and $22,531,000 in 1992. As a
result, the Company's total non-U.S. services and products revenues were as follows:


Year Ended December 31 (In thousands)              1994        1993        1992
- - ---------------------------------------------------------------------------------

 Exports By U.S. Companies                       $39,558     $19,547     $22,531
 Foreign Companies                                52,550      33,276      23,382
                                                  -------     -------     -------
 Total Non-U.S. Services and Products Revenues   $92,108     $52,823     $45,913
                                                 =======     =======     =======

 Percent of Total Services and Products Revenues    22.5%       16.4%       15.5%
                                                 =======     =======     =======


REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS,
AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

     In our opinion, the accompanying consolidated financial statements appearing on pages 3 to 18 present fairly, in all material respects, the financial position of American Management Systems, Incorporated (the Company) and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Notes 1 and 8 to the financial statements, the Company changed its method of accounting for income taxes in 1992.



PRICE WATERHOUSE LLP

Washington, D.C.
February 15, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of revenue of major items in the Consolidated Statements of Operations and the percentage change in such items from period to period (see "Financial Statements and Notes"). The effect of inflation and price changes on the Company's revenues, income from operations, and expenses, is comparable to the general rate of inflation in the U.S. economy.


                                                                             Period-to-Period
                                            Percentage of Total Revenue            Change
                                            ---------------------------      ----------------
                                                                              1994       1993
                                                                               vs.        vs.
                                             1994       1993     1992         1993       1992
- - ---------------------------------------------------------------------------------------------
Revenues
    Services and Products                     88.9%     88.4%    88.9%       27.1%       8.8%
    Reimbursed Expenses                       11.1      11.6     11.1        20.4       14.6
                                             -----     -----    -----
                                             100.0     100.0    100.0        26.3        9.5
Expenses
    Client Project Expenses                   53.6      52.0     52.7        30.4        8.1
    Other Operating Expenses                  30.5      31.8     31.5        21.3       10.4
    Corporate Expenses                         7.1       7.7      7.0        15.0       22.0
                                             -----     -----    -----
                                              91.2      91.5     91.2        25.9        9.9

Income from Operations                         8.8       8.5      8.8        31.0        4.7

Other (Income) Expense                         0.2       0.0      0.0     1,173.3      300.0
                                             -----     -----    -----

Income Before Income Taxes                     8.6       8.5      8.8        28.7        4.6

Income Taxes                                   3.5       3.5      3.5        24.9        8.7
                                             -----     -----    -----

Income Before Cumulative Effect of Change
 in Accounting for Income Taxes                5.1       5.0      5.3        31.5        1.7

Cumulative Effect of Change in Accounting
 for Income Taxes                                -         -      0.4           -     (100.0)
                                             -----     -----    -----

Net Income                                     5.1       5.0      5.7        31.5       (6.8)

Dividends and Accretion on Series B
 Preferred Stock                               0.1       0.2      0.4       (67.0)     (47.1)
                                             -----     -----    -----

Net Income to Common Shareholders              5.0       4.8      5.3        36.2       (3.3)

Weighted Average Shares and Equivalents                                       5.6        3.4

Income per Common Share Before Cumulative
 Effect of Change in Accounting for
 Income Taxes                                                                30.4        3.0

Cumulative Effect per Common Share of
 Change in Accounting for Income Taxes                                          -     (100.0)

Net Income per Common Share                                                  30.4       (6.8)

     Revenues

     Services and products revenues ("S&P revenues") increased 27% in 1994 compared to 1993, and each of the Company's target markets, except Federal Government Agencies, experienced revenue growth. Business with non-US clients, which increased 74% during 1994 (to $92.1 million), accounted for approximately 45% of the total S&P revenue increase of the Company. Comparing 1993 to 1992, S&P revenues had increased by 9%, and all target markets, except Other Corporate Clients, experienced some revenue growth.

     In the Financial Services Institutions target market, 1994 S&P revenues increased 53% over 1993. Approximately one-fourth of the 1994 increase is attributable to the Company's acquisition of Vista Concepts, Inc., which occurred in December of 1993. Comparing 1993 to 1992, S&P revenues had increased only 5%, due mainly to deferral or cancellations of work with three major clients. For 1995, the Company expects S&P revenue growth in this market to continue to increase at rates greater than the Company's overall revenue growth.

     S&P revenues in the Federal Government Agencies target market declined 4% for all of 1994, compared to 1993, due to reduced business with a foreign defense agency. Business with U.S. clients increased 5% (to $87.2 million), compared to 1993. S&P revenues in this market had experienced a slight (2%) increase in comparing 1993 to 1992. The Company expects S&P revenues in this target market, for 1995, to increase, however at rates substantially slower than the Company's overall revenue growth rate.

     In the State and Local Government and Education target market, 1994 S&P revenues increased 24% compared to 1993, owing principally to build-ups in business with clients who started large projects in the second half of 1993. This market experienced a 10% S&P revenue increase in 1993 over 1992. Looking ahead to 1995, the Company expects S&P revenues in this market to increase, but at lower rates than the Company's overall S&P revenue growth rate.

     In the Telecommunications Firms market, S&P revenues increased 55% compared to 1993. Over 86% of this increase is attributable to business with non-US clients, which increased 150% during 1994 (to $61.6 million). Comparing 1993 to 1992, S&P revenues had increased 27%, with strong gains in both domestic and international business. For 1995, the Company expects the annual growth in this market to be slightly greater than the Company's overall 1995 growth revenue rate.

     S&P revenues from Other Corporate Clients increased 5% during 1994, compared to 1993. Comparing 1993 to 1992, the market experienced a 4% reduction in S&P revenues. S&P revenues in this market, which represents business not covered by the Company's other target markets, for 1995, is expected to increase at a rate in line with the Company's overall growth in S&P revenues.

     Expenses

     Client project expenses and other operating expenses combined for an
increase which equalled the S&P revenue growth rate (27%).   While some
operating expenses, such as recruiting, staff development and general management, increased at rates greater than the overall Company growth rate; other operating expenses, such as product support, research and development, and business development, increased at rates below the overall growth rate. Comparing 1993 to 1992, combined client project and other operating expenses increased 9%, which was also the growth rate in S&P revenues.

     Corporate expenses increased 15% during 1994, compared to 1993. The slower growth is principally due to slower rates of increase in corporate sponsored technology and training programs, and lower performance-based compensation accruals in the first half of 1994 for corporate officers (related to the 1993 performance year). Comparing 1993 to 1992, corporate expenses increased 22%.

     Other (Income) Expense

     Interest expense increased 102% in 1994 compared to 1993, because of interest payments on additional debt incurred by the Company during 1993 and early 1994. Other income decreased 11% in 1994, compared to 1993, due to lower levels of investments throughout 1994, when compared to 1993.

     Income Taxes

     The Company's effective tax rate for 1994 was 40.8%, compared to 42.1% in 1993. The reduction in the tax rate was primarily due to the Company's ability, in 1994, to utilize operating loss carryforwards in some of its foreign subsidiaries. The 1992 effective tax rate was 40.5%.

     With respect to the $18.7 million in deferred income taxes at December 31, 1994, most of this will be payable over the 1995-1997 time period.


FOREIGN CURRENCY EXCHANGE

     Approximately 22.5% of the Company's total S&P revenues in 1994, 16.4% in 1993, and 15.5% in 1992, was derived from non-US business. The effect of foreign currency exchange fluctuations versus the U.S. Dollar on international revenues is largely offset, however, to the extent expenses of the Company in international operations are incurred and paid for in the same currencies as those of its revenues.

LIQUIDITY AND CAPITAL RESOURCES

     The Company provides for its operating cash requirements primarily through funds generated from operations, and using bank borrowings primarily for cash management with respect to the short term impact of certain cyclical uses such as annual payments of incentive compensation. At December 31, 1994, the Company's cash and cash equivalents totaled $34.2 million, up from $15.6 million at the end of 1993. Cash provided from operating activities, in 1994, was $33.3 million. Cash provided from operating activities was lower than expected due to an increase in accounts receivable, specifically in accounts receivable related to subcontract work with a prime contractor in the child support enforcement business, where the accounts receivable balances related thereto has increased to a level approximating 10.7% of total accounts receivable. These amounts span four contracts which the prime contractor has with state/local government clients, in three different states.

     The Company invested over $28.3 million in fixed assets and software purchases, and computer software development during 1994. The Company, including its foreign subsidiaries, borrowed an aggregate of $12.8 million. Of this total, $8.0 million represented a 5-year fixed rate financing of the purchase of Vista Concepts, Inc. The remaining net increase in borrowed money debt of $4.8 million consisted of foreign currency borrowings by the Company's foreign subsidiaries under the Company's $25 million revolving line of credit with a U.S. bank, all of which borrowings remained at December 31, 1994. The aggregate weighted average short-term borrowings during 1994 was approximately $2.8 million, at a weighted average interest rate of 5.3%. During 1994, the Company made approximately $4.5 million in installment payments of principal on outstanding debt owed to banks; the Company also received approximately $5.4 million during the period from the exercise of stock options.

     At December 31, 1994, the Company's debt-equity ratio, as measured by total liabilities divided by common stockholders' equity was 0.82. At December 31, 1993, the debt-equity ratio, as measured by total liabilities plus redeemable preferred stock divided by common stockholders' equity was 0.87, and as measured by total liabilities divided by common stockholders' equity plus redeemable preferred stock was 0.72. The debt-equity ratio, measured as total liabilities plus redeemable preferred stock divided by stockholders' equity, was not calculable at December 31, 1994, due to the conversion of all outstanding preferred shares during the second quarter of 1994.

     The Company's material unused source of liquidity at the end of 1994 consisted of approximately $34.2 million under its revolving lines of credit. In July 1994, the Company entered into a $15 million revolving credit facility with a second U.S. bank, and in August 1994, increased its other revolving credit facility to $25 million (from $15 million). Accordingly, the Company's aggregate borrowing capacity under revolving lines of credit is $40 million. The Company believes that its liquidity needs can be met from the various sources described above.

     On September 23, 1994, the Company announced a 3-for-2 stock split, effective October 28, 1994, for stockholders of record on October 7, 1994. Accordingly, all common share and per share amounts (except with respect to historical discussions of IBM holdings of common stock and except where otherwise noted) have been adjusted to reflect the effect of the aforementioned stock split.

FIVE-YEAR FINANCIAL SUMMARY


Year Ended December 31
(In thousands except share and per share data)     1994        1993         1992         1991          1990
- - --------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
- - --------------------------------------------------------------------------------------------------------------

 Services and Products Revenues               $   408,814  $   321,641  $   295,567  $   246,392   $   224,889
 Total Revenues                                   459,853      364,019      332,544      284,431       260,338

 Client Project Expenses                          246,836      189,336      175,219      153,084       141,867
 Other Operating Expenses                         140,122      115,557      104,693       94,353        83,787
 Corporate Expenses                                32,604       28,359       23,250       16,835        17,048
                                              -----------  -----------  -----------  -----------   -----------
 Total Operating Expenses                         419,562      333,252      303,162      264,272       242,702
                                              -----------  -----------  -----------  -----------   -----------
 Income From Operations                            40,291       30,767       29,382       20,159        17,636

 Other (Income) Expense                               764           60           15         (112)           29
                                              -----------  -----------  -----------  -----------   -----------
 Income Before Income Taxes                        39,527       30,707       29,367       20,271        17,607

 Income Taxes                                      16,136       12,922       11,887        7,632         6,613
                                              -----------  -----------  -----------  -----------   -----------
 Income Before Cumulative Effect of
  Change in Accounting Method                      23,391       17,785       17,480       12,639        10,994

 Cumulative Effect of Change in
  Accounting for Income Taxes                           -            -        1,600            -             -
                                              -----------  -----------  -----------  -----------   -----------
 Net Income                                        23,391       17,785       19,080       12,639        10,994

 Dividends and Accretion on Series B
  Preferred Stock                                     266          805        1,523        1,523         1,532
                                              -----------  -----------  -----------  -----------   -----------
 Net Income to Common Shareholders            $    23,125  $    16,980  $    17,557  $    11,116   $     9,462
                                              ===========  ===========  ===========  ===========   ===========

PER COMMON SHARE DATA
- - --------------------------------------------------------------------------------------------------------------

 Income per Common Share Before Cumulative
  Effect of Change in Accounting Method             $0.90        $0.69        $0.67        $0.48         $0.42

 Cumulative Effect per Common Share of
  Change in Accounting for Income Taxes                 -            -         0.07            -             -
                                              -----------  -----------  -----------  -----------   -----------
 Net Income per Common Share                        $0.90        $0.69        $0.74        $0.48         $0.42
                                              ===========  ===========  ===========  ===========   ===========
 Weighted Average Shares and Equivalents       25,820,948   24,442,293   23,644,039   23,307,295    22,670,276

 Common Shares Outstanding at Year End         26,196,520   24,172,401   23,510,615   22,455,750    21,775,572

FINANCIAL POSITION
- - --------------------------------------------------------------------------------------------------------------

 Total Assets                                 $   252,182  $   184,974  $   165,875  $   146,463   $   133,558

 Fixed Assets, Net                                 28,675       21,300       16,798       17,191        15,337

 Working Capital                                   89,453       67,327       72,165       48,521        40,717

 Noncurrent Liabilities                            21,325       19,634       12,028       11,550        14,799

 Redeemable Preferred Stock                             -        8,500       17,750       17,578        17,410

 Other Stockholders' Equity                       138,314       98,975       85,760       62,229        47,319

FIVE-YEAR REVENUES BY TARGET MARKET



Year Ended December 31 (In thousands)         1994       1993       1992      1991      1990
- - ---------------------------------------------------------------------------------------------
Services and Products Revenues

 Financial Services Institutions             $ 91,482  $ 59,871  $ 57,135  $ 49,661  $ 50,031
 Federal Government Agencies                   87,459    91,555    89,825    75,209    63,171
 State and Local Government and Education      81,638    65,950    59,876    52,535    47,240
 Telecommunications Firms                     120,600    77,837    61,213    32,376    31,406
 Other Corporate Clients                       27,635    26,428    27,518    36,611    33,041
                                             --------  --------  --------  --------  --------
 Total Services and Products Revenues         408,814   321,641   295,567   246,392   224,889

Reimbursed Expenses Revenues                   51,039    42,378    36,977    38,039    35,449
                                             --------  --------  --------  --------  --------
Total Revenues                               $459,853  $364,019  $332,544  $284,431  $260,338
                                             ========  ========  ========  ========  ========

SELECTED QUARTERLY FINANCIAL DATA AND INFORMATION ON AMS STOCK (UNAUDITED)

     The following summary represents the results of operations for the two years in the period ending December 31, 1994. The common stock of American Management Systems, Inc., is traded in the NASDAQ over-the-counter market under the symbol AMSY. References to the stock prices are the high and low bid prices during the calendar quarters.


                                      (In thousands except per share data)

                                                Net Income      Net Income           Stock Bid Price
                               Income Before      Common        Per Common         ------------------
                Revenues       Income Taxes    Shareholders        Share           High           Low
- - -----------------------------------------------------------------------------------------------------------
- - -----------------------------------------------------------------------------------------------------------
1994:
- - -----------------------------------------------------------------------------------------------------------
March 31        $100,267          $ 7,865          $4,478          $0.18          $13.667          $12.250
June 30          109,781           10,079           5,844           0.23           16.667           12.917
September 30     119,132            9,811           5,788           0.22           18.000           14.333
December 31      130,673           11,772           7,016           0.27           19.250           15.375

1993:
- - -----------------------------------------------------------------------------------------------------------
March 31        $ 86,268          $ 6,385          $3,526          $0.22          $15.667          $12.167
June 30           91,803            7,443           4,209           0.26           15.750           10.500
September 30      88,980            6,170           3,130           0.19           12.583            9.917
December 31       96,968           10,709           6,115           0.25           14.750           11.667

     The Company has never paid any cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future. Its policy is to invest retained earnings in the operation and expansion of its business. Future dividend policy with respect to its common stock will be determined by the Board of Directors based upon the Company's earnings, financial condition, capital requirements, and other then-existing conditions. The Company paid dividends of $288,000 in 1994, and $834,000 in 1993 to the holder of the Series B Preferred Stock (see Note 3 of "Notes to Consolidated Financial Statements" in this exhibit). No shares of Series B Preferred Stock remain outstanding, having been converted in 1994.

     The approximate number of shareholders of record of the Company's common stock as of March 27, 1995 was 985.

OTHER INFORMATION


TRANSFER AGENT AND REGISTRAR

Mellon Securities Trust Company
Ridgefield, New Jersey


INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
Washington, D.C.


COUNSEL

Shaw, Pittman, Potts & Trowbridge
Washington, D.C.


STOCKHOLDER AND 10-K INFORMATION

Financial inquiries should be directed to Frank A. Nicolai, Secretary of the Corporation, American Management Systems, Inc., 4050 Legato Road, Fairfax, Virginia 22033. Telephone (703) 267-8000. A complimentary copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided upon written request.


ANNUAL MEETING

The annual shareholders' meeting has been set for May 18, 1995 in Fairfax, Virginia, for stockholders of record on March 29, 1995.

                                                                PRELIMINARY COPY

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 18, 1995



THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Charles O. Rossotti, Patrick W. Gross, and Frank A. Nicolai, and each of them as proxies, with power of substitution in each, to vote all shares of the common stock of American Management Systems, Incorporated (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 18, 1995 at 10:00 A.M. local time, and at any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated April 17, 1995, a copy of which has been received by the undersigned, as follows:

1.  ELECTION OF DIRECTORS:   [_] GRANT AUTHORITY to vote for all nominees listed
                                 below (except as marked to the contrary below).

                             [_] WITHHOLD AUTHORITY to vote for all nominees
                                 below.

                                 Charles O. Rossotti, Patrick W. Gross, Paul A. Brands, Philip M. Giuntini, Frank A. Nicolai, Daniel J. Altobello, Steven R. Fenster, James
                                 J. Forese, Frederic V. Malek, Dorothy Leonard-Barton.

                                 INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.

2.  APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS
    AMENDED:

        [_] FOR         [_]AGAINST         [_]ABSTAIN

3.  APPROVAL OF AN AMENDED 1992 AMENDED AND RESTATED STOCK OPTION PLAN E:

        [_] FOR         [_]AGAINST         [_]ABSTAIN

4. APPROVAL OF THE OUTSIDE DIRECTORS STOCK-FOR-FEES PLAN:

        [_] FOR         [_]AGAINST         [_]ABSTAIN


5. GRANT AUTHORITY upon such other matters as may come before the meeting, including the adjournment of the meeting, as they determine to be in the best interests of the Company:

        [_] FOR         [_]AGAINST         [_]ABSTAIN


     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.



                                 Dated: ______________________, 1995



                                 ____________________________________



                                 ____________________________________

                                     Signature of Shareholder(s)



IMPORTANT:  Please mark this Proxy, date, sign exactly as your name(s)
            appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.


                                       2